REVOLVING CREDIT AGREEMENT
as amended as of August 4, 2000

among

HOLLYWOOD ENTERTAINMENT CORPORATION,
as Borrower,

and

SOCIETE GENERALE
GOLDMAN SACHS CREDIT PARTNERS L.P.

and

the other financial institutions identified on the signature pages hereto, as Lenders,

and

SOCIETE GENERALE,
as Agent for the Lenders,


GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Documentation Agent, and

CREDIT LYONNAIS LOS ANGELES BRANCH,
DEUTSCHE BANK AG, NEW YORK BRANCH,
U.S. BANK NATIONAL ASSOCIATION,

and

KEYBANK NATIONAL ASSOCIATION,
as Co-Agents




Arranged by
Societe Generale
Goldman Sachs Credit Partners L.P.



TABLE OF CONTENTS

	Page

ARTICLE I.	DEFINITIONS	2
1.1.  Certain Defined Terms	2
1.2.  General Principles	22
1.3.  Accounting Terms	23
ARTICLE II.	THE LOANS	23
2.1.  The Facility	23
2.2.  Manner of Borrowing a Loan	24
2.3.  Reductions of Commitments	26
2.4.  Repayment of Principal	27
2.5.  Agent's Right to Fund	28
2.6.  Interest on Loans	29
2.7.  Compensation for Increased Costs	32
2.8.  Prepayments	34
2.9.  Notes	34
2.10.  Manner of Payments	34
2.11.  Fees	35
2.12.  Sharing of Payments, Etc	37
2.13.  Taxes	37
2.14.  Certain Acknowledgments by Borrower	40
2.15.  Designated Senior Indebtedness	40
ARTICLE III.	CONDITIONS OF LENDING	40
3.1.  Conditions to Effectiveness Availability	40
3.2.  Conditions Precedent to all Loans	42
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	437
4.1.  Corporate Existence and Power	43
4.2.  Corporate Authorization	44
4.3.  Government Approvals, Etc	44
4.4.  Binding Obligations, Etc	44
4.5.  Litigation	44
4.6.  Financial Condition	448
4.7.  Indebtedness; Title and Liens	45
4.8.  Taxes	39
4.9.  Laws, Orders; Other Agreements	46
4.10.  Lien Priority	46
4.11.  Federal Reserve Regulations	46
4.12.  ERISA	470
4.13.  Patents, Licenses, Franchises	48
4.14.  New Investment Company, Etc	481
4.15.  Insurance	481
4.16.  Certain Representations Regarding Subsidiaries	48
4.17.  Subsidiaries	48
4.18.  Hedging Agreements	48
4.19.  Lessors	48
4.20.  Representations as a Whole	48
ARTICLE V.	AFFIRMATIVE COVENANTS	492
5.1.  Use of Proceeds	492
5.2.  Payment	492
5.3.  Preservation of Corporate Existence, Etc	49
5.4.  Visitation Rights	50
5.5.  Keeping of Books and Records	50
5.6.  Maintenance of Property, Etc	50
5.7.  Compliance With Laws, Etc	503
5.8.  Other Obligations	50
5.9.  Insurance	51
5.10.  Financial Information	535
5.11.  Notification	55
5.12.  Blocked Account Agreement	56
5.13.  Additional Payments; Additional Acts	56
5.14.  Independent Board of Directors and Committees	568
5.15.  Tangible Net Worth	56
5.16.  Leverage Ratio	49
5.17.  Interest Coverage Ratio	580
5.18.  Interest and Rent Coverage Ratio	58
5.19.  Average Per Store Contribution to Profit	59
5.20.  Adjusted Leverage Ratio	591
5.21.  Dissolution of Subsidiary	602
5.22.  Officer's Certificate	602
ARTICLE VI.	NEGATIVE COVENANTS	60
6.1.  Liquidation, Merger, Sale of Assets, Fundamental Change	61
6.2.  Indebtedness	613
6.3.  Guaranties, Etc	63
6.4.  Liens	63
6.5.  Location of Collateral	645
6.6.  Investments	64
6.7.  Limitations on Prepayment or Amendment of Subordinated Debt
	646
6.8.  ERISA Compliance	656
6.9.  Transactions with Affiliates	65
6.10.  Change in Business	65
6.11.  Accounting Change	667
6.12.  Capital Expenditures	667
6.13.  Stores	67
ARTICLE VII.	EVENTS OF DEFAULT	678
7.1.  Events of Default	678
7.2.  Consequences of Default	711
ARTICLE VIII.	THE AGENT	722
8.1.  Authorization and Action	722
8.2.  Duties and Obligations	734
8.3.  Dealings Between Agent and Borrower	75
8.4.  Lender Credit Decision	755
8.5.  Indemnification by Lenders	76
8.6.  Successor Agent	766
8.7.  Documentation Agent; Co-Agents	77
ARTICLE IX.	MISCELLANEOUS	777
9.1.  No Waiver; Remedies Cumulative	777
9.2.  GOVERNING LAW	787
9.3.  Notices	787
9.4.  Assignment and Participations	788
9.5.  Indemnification by Borrower; Expenses	83
9.6.  Setoff	853
9.7.  No Third Party Beneficiaries	853
9.8.  Severability; Independence of Covenants	85
9.9.  Survival	864
9.10.  Release	864
9.11.  Limitation on Liability	875
9.12.  Entire Agreement; Amendment	875
9.13.  WAIVER OF JURY TRIAL	885
9.14.  Headings	88
9.15.  Counterparts; Telecopied Signatures	886
9.16.  FORUM SELECTION AND CONSENT TO JURISDICTION	886

EXHIBITS

Exhibit A	-	Form of Revolving Promissory Note
Exhibit B	-	Form of Assignment Agreement

SCHEDULE

Schedule 1	-	Breakage Fee
Schedule 3.1.4	-	Capital Leases
Schedule 4.17	-	Subsidiary Assets
Schedule 6.2(a)	-	Funded Debt
Schedule 6.2(d)	-	Capital Leases



REVOLVING CREDIT AGREEMENT


THIS REVOLVING CREDIT AGREEMENT (this "Agreement") is the
Existing Credit Agreement (as defined below), as amended as of August 4, 2000, by and among (i) HOLLYWOOD ENTERTAINMENT CORPORATION, (d/b/a "Hollywood Video"), an Oregon corporation (the "Borrower"), (ii) SOCIETE GENERALE, GOLDMAN SACHS CREDIT PARTNERS L.P. and the other financial institutions identified as Lenders on the signature pages hereto (each individually a "Lender" and collectively the "Lenders"), and (iii) SOCIETE GENERALE, as agent for the Lenders (in that capacity, the "Agent") and GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agent (in that capacity, the "Documentation Agent"), and CREDIT LYONNAIS LOS ANGELES BRANCH, DEUTSCHE BANK AG, NEW YORK BRANCH, U.S. BANK NATIONAL ASSOCIATION, and KEYBANK NATIONAL ASSOCIATION, as Co-Agents (in that capacity, each individually a "Co-Agent" and collectively the "Co-Agents").


W I T N E S S E T H :

WHEREAS, pursuant to that certain Revolving Credit
Agreement dated as of September 5, 1997 (as amended, supplemented or otherwise modified prior to the date hereof by (a) the First Amendment Agreement, dated as of March 31, 1998, (b) the Second Amendment Agreement, dated as of March 1, 1999, (c) the Consent and Waiver, dated May 18, 1999, (d) the Fourth Amendment Agreement and Consent, dated as of November 22, 1999, (e) the Fifth Amendment Agreement and Consent, dated as of March 22, 2000, (f) the Waiver Letter, dated June 8, 2000, (g) the Waiver Extension Letter, dated June 20, 2000 and (h) the Waiver Extension Letter, dated July 28, 2000, the "Existing Credit Agreement"), by and among (i) the Borrower, (ii) SOCIETE GENERALE, GOLDMAN SACHS CREDIT PARTNERS L.P., and the Lenders, and (iii) the Agent and the Documentation Agent, the Lenders agreed to provide the Borrower with a revolving credit facility (the "Existing Facility");

WHEREAS, the Borrower has requested that the Agent and the Lenders amend the Existing Credit Agreement, and the Agent and the Lenders are willing to amend the Existing Credit Agreement as set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:


ARTICLE I.

DEFINITIONS

1.1.  Certain Defined Terms.  As used in this Agreement,
(i) terms defined in the preamble or in the recitals hereto, unless otherwise defined, have the meanings given to them therein, and
(ii) the following terms have the following meanings:

"Acquisition Price" means, for any asset, the aggregate purchase price therefor (whether paid in cash or other property, and determined using the fair market value of property other than cash), including bona fide purchase money financing provided by the seller and all existing Indebtedness pertaining to such asset (a) that is assumed as part of the acquisition of such asset or (b) subject to which such asset is acquired.

"Additional Similar Assets" means (a) any property or assets (other than Indebtedness or securities) in a line of business in which the Borrower is engaged as of the date hereof or that is not substantially different from any such line, provided that with respect to the acquisition of a Store with Net Available Cash derived from the disposition of a Store, such new Store shall not encompass a materially greater amount of square footage than the disposed of Store, or (b) the capital stock of a Person engaged in a line of business in which the Borrower is engaged as of the date hereof.

"Adjusted Base Rate" means a per annum rate of interest equal to the Base Rate (changing as such Base Rate changes) plus the Margin (changing as such Margin changes).

"Adjusted Current Assets" means, in relation to any Person as at any date, all amounts (other than cash and Cash Equivalents) which would be set forth opposite the caption "total current assets" (or any like caption) on a balance sheet of such Person as at such date, prepared in accordance with GAAP.

"Adjusted Current Liabilities" means, in relation to any Person as at any date, all amounts which would be set forth opposite the caption "total current liabilities" (or any like caption) on a balance sheet of such Person as at such date, prepared in accordance with GAAP.

"Adjusted EBITDA" means, for any Person for any period,
(a) such Person's EBITDA for such period minus (b) all costs of acquisition of Rental Items for Stores for such period, to the extent that (i) such costs of acquisition are accounted for as Capital Expenditures under GAAP and (ii) such Rental Items were acquired for a particular Store (A) after its opening or (B) in the case of a Store acquired during such period, after it commenced to operate as a Store (i.e., excluding the cost of acquisition of such Store's initial inventory, the intent of the parties being to adjust EBITDA for the recurring costs of keeping a Store in stock, and not for the initial cost of equipping a Store with inventory), plus
(c) the cost of product transferred from rental inventory to previously viewed merchandise inventory and sold.

"Adjusted Leverage Ratio" means the ratio of, for any period of four consecutive fiscal quarters of the Borrower (determined on a consolidated basis), (a) (x) the Borrower's Funded Debt as of the last day of such period plus (y) an amount equal to six times the aggregate rent expense incurred by the Borrower for such period to (b) the Borrower's Adjusted Net Cash EBITDA for such period plus the aggregate rent expense incurred by the Borrower for such period.

"Adjusted Net Cash EBITDA" means Adjusted EBITDA minus the cost of acquisition of initial inventory for new Stores for the corresponding period.

"Affiliate" means, with respect to any specified Person,
any other Person that, directly or indirectly, controls, is
controlled by, or is under common control with, such specified
Person.  For purposes of the Loan Documents, "control" means the power to direct the management and policies of another Person, directly or indirectly, through the ownership of voting securities, by contract, or otherwise, and the terms "controlled by" and "under
common control with" have correlative meanings. 	 In addition, the
term "Affiliate" also means, with respect to the Borrower or any Subsidiary, (a) any beneficial owner of capital stock of the Borrower (or of options, warrants or other rights to acquire capital stock of the Borrower, whether or not exercisable at the time of determination) representing ten percent (10%) or more, on a fully diluted basis, of the total voting power of all voting securities of the Borrower entitled to vote in the election of directors, and
(b) any Person who would be an Affiliate of such beneficial owner pursuant to the first sentence of this definition.

"Agent" means Societe Generale in its capacity as agent for the Lenders, and any successor agent selected pursuant to
Section 8.6.

"Agent-Related Persons" has the meaning given in
Section 8.4.

"Aggregate Investment" means (a) with respect to Investments in a Person, the sum of (i) the Acquisition Price of the securities of such Person, plus (ii) all contributions of cash or other property (valued at fair market value) made, or committed to be made, to such Person, plus (iii) all other Investments in such Person, plus (iv) (without duplication of amounts included pursuant to clause (a) of this definition) aggregate Indebtedness (including, without limitation, guaranties and other contingent obligations in support of Indebtedness of another Person) incurred in support of the obligations of such Person; and (b) with respect to a line of business not conducted through another Person, the sum of (i) the aggregate Acquisition Price of all property used in the conduct of such line of business (or, if such property is not acquired for the purpose of conducting such line of business, but is later used therein, the fair market value of such property at the time such use commences), plus (ii) cumulative operating losses (before depreciation) incurred in the conduct of such line of business.

"Agreement" has the meaning provided in the preamble hereof.

"Ancillary Business" means any business (a) substantially different from those lines of business carried on by the Borrower on the date hereof, that (b) the Board of Directors of the Borrower determines in good faith is ancillary or complementary to the lines of business carried on by the Borrower on the date hereof.

"Applicable Interest Period" means, with respect to any IBOR Loan, the period commencing on the first day the Borrower elects to have such IBOR Rate apply to such Loan and (subject to Section 2.10.3) ending on a day, one, two or three months thereafter, as specified in the Interest Rate Notice given in respect of such Loan or as otherwise determined pursuant to
Section 2.6.2; provided, however, that (a) no Applicable Interest Period may be selected for a Loan if it extends beyond the Maturity Date, and (b) no Applicable Interest Period may be selected so as to end later than the next succeeding date of any scheduled reduction in the Total Commitment if the aggregate principal amount of the IBOR Loan subject thereto, when aggregated with the aggregate principal amount of all other then outstanding IBOR Loans subject to Applicable Interest Periods that end after the date of such scheduled reduction, would exceed the amount of the Total Commitment, as reduced thereon.

"Applicable Interest Rate" means, for each Loan, the Adjusted Base Rate or IBOR Rate, as designated by the Borrower in an Interest Rate Notice given with respect to such Loan (or portion thereof) or as otherwise determined pursuant to Section 2.6.2.

"Arrangers" means Societe Generale and Goldman Sachs
Credit Partners L.P.

"Asset Disposition" means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or other dispositions):

(a)	by the Borrower or any Subsidiary (other than to
the Borrower) (including, without limitation, any disposition by way of merger, consolidation or similar transaction),

(b)	to any Person (other than in the case of a
disposition by a Subsidiary to the Borrower)

(each of the foregoing, for purposes of this definition, a "disposition"), of (x) any shares of the capital stock of any Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in any foreign country, shares owned by foreign shareholders), (y) all or substantially all of the assets of any division, business segment or comparable line of business of the Borrower or any Subsidiary, or (z) any other assets of the Borrower or any Subsidiary outside the ordinary course of such Person's business (including, without limitation, the forgiveness of any debt owing to the Borrower); but excluding
(i) any disposition that constitutes a Permitted Investment;
(ii) distributions to shareholders, to the extent permitted under the Loan Documents; (iii) sales of Rental Items consistent with past practice; (iv) a disposition (other than a sale or closure of a Store) for fair market value, of assets having a fair market value of less than $500,000, if the fair market value of the assets subject to such disposition, when aggregated with the fair market value of the assets subject to all prior dispositions of assets during the same fiscal year that have been excluded from the definition of "Asset Disposition" pursuant to this clause (iv), does not exceed $2,000,000, (v) in connection with a termination referred to in the proviso in Section 6.13, (vi) the transfer of any or all Trademarks to Hollywood Management on or prior to December 31, 2000, provided that contemporaneously with such transaction, the Borrower shall execute and deliver to the Agent any and all documentation deemed necessary by the Agent such that the Lenders' security interest in such assets shall continue in full force, effect and priority, (vii) the maintenance of the Borrower's cash management system in existence on the Closing Date in order to pay expenses in the ordinary course of business and (viii) without limiting the proviso in Section 6.13 and subject to the limitations contained in clause (iv) above, the closure (other than a sale or transfer) of not more than 20 Stores in any fiscal year of the Borrower reasonably acceptable to the Agent.

"Assignment Agreement" has the meaning provided in
Section 8.2.1.

"Bankruptcy Code" means the Bankruptcy Code of the United
States, 11 U.S.C. 101 et seq., as amended from time to time, and any successor statute.

"Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Societe Generale, New York Branch, as its "reference rate." (The "reference rate" is a rate set by Societe Generale, New York Branch, based upon various factors including its costs and desired return and general economic conditions, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

"Base Rate Loan" means a Loan bearing interest at the Adjusted Base Rate.

"Blocked Account Agreement" means that certain Blocked
Account Agreement dated as of August 2, 2000, among Bank of America, N.A., the Borrower, Hollywood Management and the Agent.

"Borrower" has the meaning provided in the preamble hereof.

"Borrower Disclosure Letter" means that certain letter, dated as of the date hereof, signed on behalf of Borrower and delivered to the Agent on the Closing Date.

"Borrower Security Agreement" means that certain Security
Agreement dated as of September 5, 1997 made by the Borrower in favor of the Agent.

"Business Day" means any day other than Saturday, Sunday or another day on which banks are authorized or obligated by law to close in New York City or Portland, Oregon, except in the context of the selection of a Loan accruing interest at the IBOR Rate or the calculation of the IBOR Rate for any Applicable Interest Period, in which event "Business Day" means any day other than Saturday or Sunday on which dealings in foreign currencies and exchange between banks may be carried on in Grand Cayman, British West Indies, and New York City.

"Capital Assets" means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been capitalized on the books of such Person. Capital Assets shall also (a) include Rental Items excluded from the calculation of Adjusted EBITDA and
(b) exclude Rental Items included in the calculation of Adjusted
EBITDA.

"Capital Expenditures" means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (including all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person).

"Capital Leases" means for any Person, all obligations of such Person under leases which are, or, in accordance with GAAP, are required to be, recorded as capital leases.

"Cash Equivalents" means any or all of the following:
(a) obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof maturing within one year after the date on which such obligations are purchased;
(b) open market commercial paper of any corporation (other than the Borrower) incorporated under the laws of the United States or any State thereof or the District of Columbia rated P-1 or its equivalent or higher by Moody's or A-1 or its equivalent or higher by S&P; (c) time deposits, certificates of deposit or bankers' acceptances maturing within one year after the acquisition thereof issued by commercial banks organized under the laws of any country which is a member of the OECD and having a combined capital and surplus in excess of $ 100,000,000 or which is a Lender;
(d) repurchase agreements with respect to Securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause c); (e) money market funds investing only in Investments described in clauses (a) through (d); and (f) direct obligations of, or obligations the principal and interest of which are unconditionally guaranteed by, any State of the United States or any foreign state having, at the date of its acquisition by the Borrower, a rating of at least AA from S&P or Aa from Moody's, in each case maturing within one year from the date of the acquisition.

"Closing Date" means August 4, 2000.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means, except to the extent expressly excluded therefrom pursuant to the terms of any Security Agreement, all personal property of the Borrower and of each Subsidiary (whether or not the creation of a Lien thereon is subject to the Uniform Commercial Code, as in effect in any relevant jurisdiction), including, without limitation, whether now owned or hereafter acquired, all right, title and interest of the Borrower and each Subsidiary in any and all (a) goods, (b) accounts, (c) chattel paper, (d) documents, (e) instruments, (f) investment property,
(g) rights to proceeds of written letters of credit, (h) money,
(i) general intangibles, (j) intellectual property and (k) subject to the provisions of Section 5.13, real property and leasehold interests.

"Commitment" has the meaning given in Section 2.1.1.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

"Dallas Office" means Societe Generale, Southwest Agency.

"Default" means any event which, but for the passage of time, with or without the giving of notice, would be an Event of Default.

"Default Rate" has the meaning given in Section 2.6.1(a).

"Defaulting Lender" means any Lender that fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, for a period of five (5) Business Days after notice from Agent.

"EBITDA" means, for any Person for any period, such Person's net income (or net loss), excluding any extraordinary gains or losses and taxes associated therewith, plus the sum of
(a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) all other noncash items deducted for purposes of determining net income (other than items that will require cash payments and for which an accrual or reserve is, or is required under GAAP, to be made), in each case determined on a consolidated basis in accordance with GAAP for such Person for such period, provided, that (x) for any period that includes results from any or all of the fiscal quarters ended September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000, there shall be excluded any EBITDA attributable to the results of operations of Reel.com in an amount not to exceed $(9,200,000), $(22,200,000), $(15,400,000) and $(15,000,000), respectively and (y) for any period that includes the three months ended June 30, 2000, there shall be excluded the amount of the Borrower's nonrecurring restructuring charge (which may be categorized both in a restructuring charge line item and in cost of goods sold) related to Reel.com after March 31, 2000 in an amount not to exceed $70,000,000, as reflected in the Borrower's financial statements for the three months ended June 30, 2000; provided further, that in determining net income (or net loss) for the Borrower x) for any period that includes the three months ended September 30, 1999, December 31, 1999, March 31, 2000 or
June 30, 2000, there shall be excluded the nonrecurring $2.3 million pre-tax expense related to the settlement in such period of the lawsuit Twentieth Century Fox Home Entertainment, Inc. v. Hollywood Entertainment Corporation and Does 1 through 100 and (y) for any period that includes the three months ended December 31, 1999, March 31, 2000, June 30, 2000 or September 30, 2000, there shall be excluded the nonrecurring $23.1 million pre-tax expense related to the settlement in such period of the lawsuit Rentrak Corporation v. Hollywood Entertainment, et al.

"Eligible Assignee" means (a) (i) a commercial bank, savings and loan association or savings bank, in each case, organized under the laws of the United States or any state thereof;
(ii) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (A) such bank is acting through a branch or agency located in the United States, or
(B) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such a country; and (iii) any other Person that (A) is an "accredited investor" (as defined in Regulation D promulgated under the Securities Act of 1993, as amended), and (B) extends credit or buys loans as one of its businesses (including, without limitation, insurance companies, mutual funds and lease financing companies); and (b) any Lender or Affiliate of any Lender; provided, however, that (x) neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee, and (y) no Person shall be an Eligible Assignee unless, at the time it first acquires an interest in the Loans, the Borrower would not be required to deduct or withhold any Taxes or other amounts from or in respect of any sum payable hereunder or under any other Loan Document to such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" has the meaning given in Section 7.1.

"Excess Cash Flow" means, for any fiscal quarter of the Borrower (commencing with the fiscal quarter ended March 31, 2001 and determined on or prior to the 45th day after the end of each such fiscal quarter), the amount, if any, by which the sum of:

(i) Adjusted Net Cash EBITDA of the Borrower and its
Subsidiaries for such period, plus

(ii) any increase in Working Capital of the Borrower and its Subsidiaries for such period,

exceeds an amount equal to 110% of the sum of:

(i) the aggregate amount of all prepayments of Loans during such period, solely to the extent accompanied by a permanent reduction of the Total Commitment, plus

(ii) Fixed Charges of the Borrower and its Subsidiaries for such period, plus

(iii) any decrease in Working Capital of the Borrower and its Subsidiaries for such period, plus

(iv) $10,000,000.

"Existing Credit Agreement" has the meaning provided in the first recital hereof.

"Facility" means the revolving line of credit (including the Swing Line subfacility) described in Section 2.1.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

"Financing Statements" means those Uniform Commercial Code financing statements, satisfactory in form and substance to the Agent and naming the Agent as secured party, executed by the Borrower or any Subsidiary, as the case may be, as debtor, in form acceptable for filing in each of the fifty states and the District of Columbia and identifying by item or type the Collateral described in the applicable Security Agreement.

"Fixed Charges" means, in relation to any Person for any period, the sum (without duplication) of (a) the aggregate amount of interest paid in cash with respect to Indebtedness for such period, plus (b) the aggregate amount of income taxes paid (net of income tax refunds received) in cash by such Person during such period, plus (c) Capital Expenditures (other than the cost of acquisition of initial inventory for new Stores) of such Person paid in cash for such period, plus (d) all regularly scheduled principal payments during such period with respect to Indebtedness of such Person, all determined in accordance with GAAP.

"Funded Debt" means, for any Person, without duplication:
 (a) all indebtedness or liability of such Person for borrowed money and all indebtedness or liability for borrowed money secured by a Lien on the assets of such Person, whether or not such indebtedness or liability has been assumed by such Person, (b) all indebtedness and liability of such Person for Capital Leases and (c) all indebtedness or liability for borrowed money or for Capital Leases for which such Person is indirectly or contingently liable (as obligor, guarantor, or otherwise), but, in the case of Funded Debt described in this clause (c), not in excess of any contractual limit on such Person's liability therefor.

"Funding Date" means, with respect to any Loan, the date on which such Loan is funded pursuant to Article II.

"GAAP" has the meaning given in Section 1.3.

"Government Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental
Authority.

"Governmental Authority" means the government of the United States or any State or any foreign country, or of any political subdivision of any thereof, or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

"Guaranty" means any guaranty granted by any Subsidiary in favor of the Agent, substantially in the form of the Hollywood
Management Guaranty.

"Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates or in the prices of any goods or services.

"High Yield Notes" means (a) the "Initial Securities", as defined in, and issued pursuant to, the Indenture, and (b) the "Exchange Securities" (as defined in the Indenture), if any, issued in exchange therefor as contemplated by the High Yield Offering Memorandum and the Indenture, provided that such Exchange Securities have terms (including subordination provisions) substantially identical in all material respects to such Initial Securities, except that such Exchange Securities need not contain the same restrictions on transfer or registration rights as do such Initial Securities.

"High Yield Offering" means (a) at any time prior to the offering of the "Exchange Securities" described in the Indenture, the Borrower's offering of the High Yield Notes outstanding as of the September 5, 1997, and (b) upon commencement of the Borrower's offering of such Exchange Securities, both the offering described in the preceding clause (a) and the offering of such Exchange Securities pursuant to the "Exchange Offer Registration Statement" described in the High Yield offering Memorandum.

"High Yield Offering Memorandum" means (a) at any time prior to the filing of the "Exchange Offer Registration Statement" referred to above, the Offering Memorandum dated July 18, 1997, relating to the issuance of the Borrower's senior subordinated notes due 2004, and (b) following the filing of such Exchange Offer Registration Statement, collectively, the Offering Memorandum described in the preceding clause (a), such Exchange Offer Registration Statement and any offering memorandum or prospectus, in each case, as at any time amended.

"Hollywood Management" means Hollywood Management Company, an Oregon corporation.

"Hollywood Management Guaranty" means that certain
Guaranty, dated as of June 23, 2000, between Hollywood Management and the Agent.

"Hollywood Management Security Agreement" means that certain Subsidiary Security Agreement, dated as of June 23, 2000, between Hollywood Management and the Agent.

"IBOR Loan" means a Loan bearing interest at an IBOR Rate.

"IBOR Rate" means, with respect to any Loan for any Applicable Interest Period, an interest rate per annum equal to the sum of (a) the Margin (changing effective as of the date of each change in the Margin) and (b) the product of (i) the Offshore Rate; and (ii) the Eurodollar Reserves (as defined below) in effect on the first day of such Applicable Interest Period. As used herein, the "Offshore Rate" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of such Loan for such Applicable Interest Period would be offered by Societe Generale's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by Societe Generale) to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two (2) Business Days prior to the commencement of such Applicable Interest Period. As used herein, "Eurodollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System or any other banking authority to which the Lenders are subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). It is agreed that for purposes hereof, each Loan accruing interest at the IBOR Rate shall be deemed to constitute a Eurocurrency Liability and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Lenders from time to time under such Regulation D. Eurodollar Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and shall apply to Applicable Interest Periods commencing after the effective date of such change.

"Indebtedness" means, for any Person, without duplication:
 (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (b) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (c) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (d) any other obligations of such Person under Capital Leases, and (e) any obligations of such Person under any Hedging Agreement.

"Indenture" means the Indenture dated as of August 13, 1997, between the Borrower, as Issuer, and U.S. Trust Company of
California, N.A., as Trustee, with respect to the Borrower's 10-5/8% Senior Subordinated Notes Due 2004 as at any time amended or supplemented in accordance with the provisions hereof.

"Interest and Rent Coverage Ratio" means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of
(a) Adjusted Net Cash EBITDA for such period, minus cash taxes paid by the Borrower and its consolidated Subsidiaries during such period (net of tax refunds received), plus the aggregate rent expense incurred by the Borrower for such period to (b) total interest expense of the Borrower for such period, plus the aggregate rent expense incurred by the Borrower for such period determined on a consolidated basis in accordance with GAAP.

"Interest Coverage Ratio" means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of
(a) Adjusted Net Cash EBITDA for such period, less cash taxes paid by the Borrower and its consolidated Subsidiaries during such period, to (b) total interest expense of the Borrower for such period, determined on a consolidated basis in accordance with GAAP.

"Interest Rate Notice" has the meaning given in
Section 2.6.2.

"Investment" means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by that Person of
(i) any equity or debt securities (including, without limitation, capital stock, shares, voting trust certificates, bonds, debentures, notes or instruments or other securities or evidences of indebtedness or other obligations), or (ii) a beneficial interest in any equity or debt securities of any other Person; and (b) any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, and similar items made or incurred in the ordinary course of business), or capital contribution by such Person to any other Person (including, without limitation, by means of any transfer of cash or other property or payment for property or services for the use of such other Person), including all Indebtedness and accounts owed by that other Person (x) that arise from any Asset Disposition,
(y) that are not current assets or (z) that did not arise from sales of goods or services to that Person in the ordinary course of business and on arm's-length terms.

"Lenders" means Societe Generale, Goldman Sachs Credit
Partners L.P. and each of the other Persons identified as Lenders on the signature pages hereto, and any Successors to or permitted assigns under Section 9.4 of any of the foregoing.

"Leverage Ratio" means, for any period of four consecutive fiscal quarters of the Borrower (determined on a consolidated basis), the ratio of (a) the Borrower's Funded Debt as of the last day of such period, to (b) the Borrower's Adjusted Net Cash EBITDA for such period; provided that solely for the purpose of calculating the applicable Margin, clause (b) shall be "the Borrower's Adjusted EBITDA for such period."

"Lien" means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary security interest or lien in, on or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest, except (i) (without limiting the provisions of Section 7.1.12(b)) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with appropriate reserves having been established therefor, (ii) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with, in the case of liens on property of the Borrower, provision having been made to the satisfaction of the Agent for the payment thereof in the event the contest is determined adversely to the Borrower, (iii) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases (other than Capital Leases), or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business and (iv) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution (except as may be modified by or under the Blocked Account Agreement), provided that
(A) such deposit account or other funds is/are available to such Person on demand, and (B) such deposit account or other funds are neither established nor maintained with such depository institution as security for, or a condition to or other requirement imposed in connection with the incurring or maintenance of, any Indebtedness to such depository institution.

"Loan" means a loan made by one or more Lenders pursuant hereto, provided that (a) if any Revolving Loan or Revolving Loans (or portions thereof) are combined or subdivided pursuant to
Section 2.6.2, the term "Loan" means such combination or such subdivided portion thereof, as the case may be, (b) where the context so requires, the term "Loan" means, with respect to a particular Lender, the advance made (or required to be made) by such Lender in the amount of such Lender's Percentage Interest of a borrowing hereunder (or, if less, the remaining unused portion of such Lender's Commitment) and (c) except where the context otherwise requires, the term "Loan" also means each advance under the Swing Line.

"Loan Documents" means this Agreement, the Notes, the Security Agreements, each Guaranty, the Blocked Account Agreement, the Wattles Assignment Agreement and all other certificates, instruments and other documents executed by the parties hereto (or their predecessors or successors in interest) or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby and any amendments thereto made in accordance with the terms of this Agreement.

"Majority Lenders" means at any time Lenders having an aggregate Percentage Interest of greater than fifty percent (50%).

"Mandatory Reduction" means a reduction in the Total
Commitment effected (a) pursuant to the definition of "Total
Commitment" or (b) pursuant to Section 2.3.2.

"Margin" means a per annum rate determined in accordance with the following chart, adjusted as of the first day of the first full calendar month beginning after the date on which the Borrower delivers the quarterly compliance certificates required under
Section 5.10.3 with respect to any fiscal quarter, based on the Leverage Ratio for the period of four consecutive fiscal quarters ended as of the last day of such fiscal quarter, provided that if the Borrower fails to deliver such quarterly compliance certificate on or before the date it is due, then, from the first day of the first full calendar month beginning after the date such delivery was due until the first Business Day after such quarterly compliance certificate is delivered, the Margin shall be the lesser of (a) 25 basis points over the Margin theretofore in effect, or (b) the maximum Margin (for Base Rate Loans or IBOR Loans, as the case may be) forth set in the following chart:



Leverage Rate	Margin for use	Margin for use
	in determining	in determining
	IBOR Rate	Adjusted Base Rate
Less than or equal to 1.50		0.875%		0.000%
Greater than 1.50 but less
 than or equal to 1.75		1.125%		0.125%
Greater than 1.75 but less
 than or equal to 2.00		1.375%		0.375%
Greater than 2.00 but less
 than or equal to 2.50		1.625%		0.625%
Greater than 2.50 but less
 than or equal to 3.00		1.875%		0.875%
Greater than 3.00		2.125%		1.125%


"Material Adverse Effect" means a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; or a material adverse effect on the ability of the Borrower and its Subsidiaries to perform their obligations under any of the Loan Documents.

"Maturity Date" means September 5, 2002.

"Net Available Cash" means, with respect to any Asset
Disposition, the cash payments received by the Borrower or any Subsidiary therefrom (including, without limitation (but without limiting the provisions of Section 6.6), as and when received, any cash payments received by way of deferred payment of principal pursuant to any note or installment receivable or otherwise and cash received upon the conversion into cash of marketable securities or other property received as consideration for such Asset Disposition), in each case net of all (a) (i) legal, title, recording and transfer tax expenses relating to such Asset Disposition, (ii) commissions and other fees and expenses incurred to any Person other than an Affiliate of the Borrower in connection with such Asset Disposition, and (iii) Federal, state, provincial, foreign and local taxes required to be paid, as a consequence of such Asset Disposition, within twelve months after the date thereof;
(b) payments made on any Indebtedness (i) secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien of any kind thereon, as a condition precedent to the consummation of such Asset Disposition, (ii) required to be made, at or before the consummation of such Asset Disposition, to obtain a necessary consent thereto, or (iii) required to be paid from the proceeds of such Asset Disposition under applicable law; (c) in the case of an Asset Disposition by a Subsidiary, distributions and other payments required to be made to any holders of minority interests in such Subsidiary as a consequence of such Asset Disposition; and (d) appropriate reserves established by the seller, in accordance with GAAP or as otherwise agreed by the Majority Lenders, against any liabilities (i) associated with the assets subject to such Asset Disposition (including, without limitation, liabilities under any indemnity obligations incurred as part of such Asset Disposition), (ii) that are retained by the Borrower or the Subsidiary party to such Asset Disposition.

"Net Cash Proceeds" means, with respect to any issuance or sale of debt or capital stock by the Borrower, the cash proceeds of such issuance or sale, net of (a) (i) attorneys' fees and disbursements, (ii) accountants' fees, (iii) underwriters' or placement agents' fees, discounts or commissions, and
(iv) brokerage, consultants' and other fees, in each case, actually incurred in connection with such issuance or sale and (b) taxes paid or payable as a result thereof.

"Net Income" means, for any accounting period, the consolidated net income of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

"Net Worth" means, for any Person, such Person's owners' or shareholders', as the case may be, equity, determined in accordance with GAAP.

"New York Office" means Societe Generale, New York Branch.

"Notes" has the meaning given in Section 2.9.

"Notice of Borrowing" means a written request for a Loan, executed by the Borrower and delivered to the Agent and containing the information set forth in Section 2.2.

"Obligations" means, from time to time, all indebtedness or other obligations of the Borrower and its Subsidiaries owing to the Agent, any Lender or any Indemnified Person (as defined in Section 9.5.1), or any of their respective Successors, transferees or permitted assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including, without limitation, all present and future obligations for the payment of principal, premium, interest (including interest accruing after the filing of any petition under the Bankruptcy Code, at the Default Rate), penalties, fees, indemnifications, reimbursements, damages and other liabilities at any time payable under the Loan Documents.

"Officer's Certificate" means a certificate signed in the name of the Borrower by its Chairman, its President, its Chief
Financial Officer, its Senior Vice President of Finance, its
Controller or its Treasurer.

"Passive Investment" means the acquisition by the Borrower of voting securities of a Person, engaged (or being formed to engage) in an Ancillary Business, provided that (a) such Person is a corporation, limited partnership or other limited liability entity and the securities therein acquired by the Borrower do not expose the Borrower generally to liability for the obligations of such Person; (b) Borrower does not own a majority of the outstanding voting securities of such Person or otherwise have the right to control the management of such Person; (c) the financial results of such Person are not required, under GAAP, to be reported on a consolidated basis with those of the Borrower; and (d) the Borrower does not become indirectly or contingently liable (as obligor, guarantor, or otherwise) for any obligation of such Person, or otherwise assure any creditor of such Person against loss.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means an "employee pension benefit plan"
(as such term is defined in ERISA) from time to time maintained by the Borrower or a member of the Controlled Group.

"Percentage Interest" means, for any Lender at any time, the percentage that such Lender's Commitment is of the Total
Commitment.

"Permitted Acquisition" means an acquisition by the Borrower of (a) all or substantially all of the assets (or of all or substantially all of the assets of any division, business segment or comparable line of business) of another Person, or (b) all of the outstanding capital stock of another Person (including acquisitions by merger), in either case, that does not otherwise cause the occurrence of a Default or Event of Default, provided that no later than twenty (20) Business Days prior to the consummation of such acquisition, the Borrower delivers to the Agent the Pro Forma Calculations with respect to such acquisition.

"Permitted Investment" means any Investment permitted under Section 6.6.

"Person" means an individual, a corporation, a partnership
(whether general, limited, or limited liability), a limited liability company, a trust, an unincorporated association, a joint venture, a joint-stock company, a government (including any political subdivision of a government), a Governmental Authority or any other entity.

"Plan" means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either
(a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

"Pro Forma Calculations" means, with respect to any transaction, pro forma financial statements of the Borrower
(a) prepared as of the last day of the then most recently completed fiscal quarter of the Borrower, (b) giving pro forma effect to such transaction as of such date, (c) establishing that, on a pro forma basis, the Borrower would have been in compliance with each of the financial covenants set forth in Sections 5.15 through 5.20 as of the end of such most recently completed fiscal quarter notwithstanding the consummation of such transaction (provided that financial covenants otherwise required to be tested with respect to any period of four consecutive fiscal quarters shall be calculated on the basis of the twelve-month period ended as of the last day of such then most recently completed fiscal quarter and as if such transaction had been consummated on the first day of such twelve-month period), and (d) certified by the Borrower's chief financial officer as having been prepared in accordance with the provisions of this Agreement as being accurate in all material respects.

"Reel.com" means Reel.com, Inc., a Delaware corporation, which was merged as of June 9, 2000 into the Borrower.

"Rental Items" means videotapes, video discs (regardless of format), videogames, audiotapes and related equipment to the extent that such items were acquired by Borrower (or the relevant Subsidiary) for sale or rental to its customers or are held by Borrower (or the relevant Subsidiary) for rental to its customers.

"Rental Revenues" means revenues received by the Borrower
(on a consolidated basis) for the rental of Rental Items.

"Revolving Loan" means each Loan made by the Lenders under the facility described in Section 2.1.1, as well as each Swing Line Borrowing deemed converted into a Revolving Loan pursuant to
Section 2.2.1, provided that (a) if any Revolving Loan or Revolving Loans (or portions thereof) are combined or subdivided pursuant to
Section 2.6.2, the term "Revolving Loan" means such combination or such subdivided portion thereof, as the case may be; (b) where the context so requires, the term "Revolving Loan" means with respect to a particular Lender, the advance made (or required to be made) by such Lender in the amount of such Lender's Percentage Interest of a borrowing under the facility described in Section 2.1.1 (or, if less, the remaining unused portion of such Lender's Commitment).

"Security Agreements" means the Borrower Security
Agreement and each Subsidiary Security Agreement.

"Store" means each separate location (notwithstanding the corporate or other organization of any multitude of locations) at which the Borrower engages in the rental of Rental Items to the public.

"Subordinated Debt" means the obligations of the Borrower in respect of (a) the High Yield Notes and (b) any other subordinated debt issued in accordance with the provisions of
Section 6.2(f).

"Subsidiary" means any corporation, association, limited liability company or other business entity of which the Borrower owns directly or indirectly more than fifty percent (50%) of the voting securities, membership interests or other equity interest thereof or in which the Borrower otherwise owns a controlling interest.

"Subsidiary Security Agreement" means any security agreement executed by any Subsidiary substantially in the form of the Hollywood Management Security Agreement.

"Successor" means, for any corporation or banking association, any successor by (a) merger or consolidation or
(b) acquisition of substantially all of the assets of the predecessor.

"Swing Line" means the subfacility for short-term borrowings described in Section 2.1.2.

"Swing Line Borrowing" means a borrowing under the Swing
Line.

"Swing Line Lender" means Societe Generale, acting in its capacity as the lender under the Swing Line, and any Successor to Societe Generale in that capacity.

"Tangible Net Worth" means (a) Net Worth, less (b) all components thereof attributable to intangible assets (determined in accordance with GAAP).

"Tax" has the meaning provided in Section 2.13(a).

"Total Commitment" means (subject to reduction or termination pursuant to Section 2.3 or Section 7.2):


Period	Amount

September 5, 1997 through and including December 4, 2000	$300,000,000

December 5, 2000 through and including March 4, 2001	$262,500,000

March 5, 2001 through and including June 4, 2001	$225,000,000

June 5, 2001 through and including September 4, 2001	$187,500,000

September 5, 2001 through and including December 4, 2001	$150,000,000

December 5, 2001 through and including March 1, 2002	$112,500,000

March 2, 2002 through and including June 4, 2002	$75,000,000

June 5, 2002 through and including September 4, 2002	$37,500,000

Thereafter	$0

"Total Revenues" means, for any period, the Borrower's aggregate revenues for such period, determined in accordance with GAAP.

"Trademarks" has the meaning given to such term in the Trademark Mortgage and Security Agreement dated as of September 11, 1997 by the Borrower in favor of Societe Generale, as Agent, as amended as of August 2, 2000.

"Unfunded Vested Liabilities" means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds
(b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

"Voluntary Reduction" has the meaning given in
Section 2.3.1.

"Wattles Assignment Agreement" means that certain Security
Assignment Agreement dated as of August 2, 2000 between the Borrower and the Agent.

"Wattles Loan" means the loan by the Borrower of an amount not to exceed $15,000,000 to Mark J. Wattles and the related pledge of stock by Mr. Wattles to the Borrower to collateralize such loan under the Wattles Pledge Agreement.

"Wattles Note" means the Term Promissory Note, in the aggregate principal amount of $15,000,000 executed by Mark J.
Wattles in favor of the Borrower, dated as of May 8, 2000.

"Wattles Pledge Agreement" means that certain Pledge
Agreement (Securities) dated as of June 30, 2000 made by Mark J.
Wattles in favor of the Borrower.

"Working Capital" means, in relation to the any Person as at any date, the excess of the Adjusted Current Assets of such Person as at such date, over the Adjusted Current Liabilities of such Person as at such date.

1.2.  General Principles.  Applicable to Definitions,
Certain Usages of Terms. Definitions given in Section 1.1 shall be equally applicable to both singular and plural forms of the terms therein defined, and references herein to "he" or "it" shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document, including, without limitation, this Agreement, shall be deemed references to such document as it now exists, and as, from time to time hereafter, the same may be amended, supplemented or restated. Unless otherwise specified, any reference in a Loan Document to an article, section, paragraph, subparagraph, schedule or exhibit shall be deemed a reference to an article, section, paragraph, subparagraph, schedule or exhibit of or to such Loan Document. The word "or" shall not be limiting, but shall have the meaning commonly ascribed to "and/or."

1.3. Accounting Terms. Except as otherwise expressly provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed: (a) in accordance with generally accepted United States accounting principles consistently applied ("GAAP") and as in effect on the date of application, and (b) in the case of a Person whose financial results would be reported, in accordance with GAAP, on a consolidated basis with the results of Persons under such Person's control, on a consolidated basis.

ARTICLE II.

THE LOANS

2.1.  The Facility.

2.1.1.  Revolving Line of Credit.  Each Lender
severally agrees, on the terms and conditions of this Agreement, to make loans ("Revolving Loans") to the Borrower from time to time on Business Days during the period beginning on the September 5, 1997 and ending on the day before the Maturity Date, in an aggregate principal amount not exceeding at any one time (a) for any Lender, the principal amount set forth below such Lender's name on the signature pages hereto, subject to reduction or termination in accordance with Section 2.3 and Section 7.2 (such amount, at any time, such Lender's "Commitment"), and (b) for all Lenders, (i) the Total Commitment less (ii) the aggregate principal amount of all Swing Line Borrowings that would remain outstanding immediately following the making of any such Revolving Loan and the application of the proceeds thereof to the payment of any outstanding Swing Line Borrowings. The line of credit extended hereunder is a revolving line of credit, and, subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow up to the maximum principal amount provided for in this Section 2.1.1, at any time before the Maturity Date.

2.1.2.  Swing Line.  The Swing Line Lender
additionally agrees, on the terms and conditions of this Agreement, to make advances to the Borrower from time to time on Business Days during the period beginning on the September 5, 1997 and ending on the day before the Maturity Date, in an aggregate principal amount not exceeding at any one time the lesser of (a) (i) the Total Commitment, less (ii) the outstanding principal of all Loans other than Swing Line Borrowings, and (b) $10,000,000. The Swing Line Lender's obligation to fund Swing Line Borrowings shall be unaffected by its making of any Revolving Loans, notwithstanding that the sum of the Swing Line Borrowings plus the Swing Line Lender's Percentage Interest of the aggregate principal amount of the outstanding Revolving Loans, may exceed the Swing Line Lender's Commitment.

2.2.  Manner of Borrowing a Loan.

2.2.1.  Revolving Loans.

(a)	In connection with each Revolving Loan, the
Borrower shall deliver to the Agent at both its Dallas Office and its New York Office, no later than 12:30 p.m. (New York City time),
(i) at least one Business Day prior to the requested Funding Date in the case of a Base Rate Loan, or (ii) at least three Business Days prior to the requested Funding Date in the case of an IBOR Loan, a Notice of Borrowing specifying the Funding Date of the requested Revolving Loan and the amount thereof, which shall be in an amount equal to $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)	If, as of 12:30 p.m. (New York City time) on the
fourteenth day after the Swing Line Lender has funded any Swing Line Borrowing, the Borrower has not repaid such Swing Line Borrowing in full (or if, prior thereto, an Event of Default shall have occurred or the Loans shall be accelerated for any reason whatsoever):
(i) the Agent shall promptly (or, if an Event of Default has occurred but the Loans have not been accelerated, may) notify each Lender by telephone (confirmed promptly by telex, facsimile transmission or cable), telex, facsimile transmission, or cable of the amount of such Swing Line Borrowing; and (ii) each Lender shall (subject to Section 2.1.1), before 2:30 p.m. (New York City time), on such date, pay to the Agent at its Dallas Office (or at such other place as the Agent may from time to time specify for such purpose), in immediately available funds, such Lender's Percentage Interest of the principal amount of such Swing Line Borrowing. Upon such funding, each Lender shall be deemed to have acquired from the Swing Line Lender (and the Swing Line Lender shall be deemed to have assigned to each such Lender) a percentage interest in such Swing Line Borrowing equal to such Lender's Percentage Interest, and, for purposes of determining the availability of Swing Line Borrowings or Revolving Loans, such Swing Line Borrowing shall be deemed a Revolving Loan (and no longer a Swing Line Borrowing); provided that the obligations of the Lenders under this Section 2.2.1(b) shall not be subject to the notice or amount requirements, or to satisfaction of conditions precedent, otherwise applicable to the making of Revolving Loans. Each Lender's obligation to fund, and to purchase from the Swing Line Lender, its Percentage Interest of a Swing Line Borrowing pursuant to this Section 2.1.1(b) shall be absolute and unconditional under any and all circumstances (including, without limitation, any intervening bankruptcy of the Borrower or termination of the Total Commitment). It is not the parties' intent that the obligations of the Lenders under this Section 2.1.1(b) constitute guaranties or obligations of suretyship. If and to the extent, however, that the obligations of any Lender under this
Section 2.1.1(b) are determined to be those of a guarantor or surety, such Lender, with full knowledge of the consequences thereof, hereby expressly waives the benefit of each and every right or defense of a guarantor or surety the effect of which would relieve such Lender of all or any portion of its obligations under this Section 2.1.1(b). In the event that any Lender fails to pay to the Agent when due any amount it is required to fund under this
Section 2.2.1(b), such Lender and the Borrower severally agree to pay to the Agent, on demand, the amount such Lender has failed to so pay, together with interest thereon for each day from the date on which such payment was due until the date such amount is repaid to the Agent, at (x) in the case of the Borrower, the Applicable Interest Rate, or (y) in the case of such Lender, the Federal Funds Rate. Any such repayment by the Borrower shall be without prejudice to any rights it may have against the Lender that has failed pay when due any such amount.

2.2.2. Swing Line Borrowings. In connection with each Swing Line Borrowing, the Borrower shall deliver to the Agent, no later than 12:30 p.m. (New York City time) at its New York Office and its Dallas Office on the requested Funding Date, a Notice of Borrowing specifying the Funding Date of the requested Swing Line Borrowing and the amount thereof, which shall be in an amount equal to $500,000 or an integral multiple of $10,000 in excess thereof.

2.2.3.  General Provisions.

(a)	Any Notice of Borrowing received after
12:30 p.m. (New York City time) by either the Agent's New York Office or its Dallas Office on any day will be deemed to have been received on the next succeeding Business Day. Each Notice of Borrowing shall be irrevocable and shall constitute a representation and warranty by the Borrower that, as of the date of the Notice of Borrowing, (i) no Default or Event of Default has occurred and is continuing and (ii) each of the representations and warranties of the Borrower or any Subsidiary set forth in any Loan Document are true and correct in all material respects on and as of such date (except to the extent such representations or warranties are conditioned by reference to a specific date, in which case they shall be true and correct in all material respects as of such date), with the same effect as though such representations and warranties had been made on and as of such date.

(b)	(i)  On receipt of any Notice of Borrowing with
respect to a Revolving Loan, the Agent shall promptly notify each Lender by telephone (confirmed promptly by telex, facsimile transmission or cable), telex, facsimile transmission, or cable of the requested Funding Date. Each Lender shall, before 2:30 p.m. (New York City time), on the Funding Date of the requested Revolving Loan, pay to the Agent at its Dallas Office (or at such other place as the Agent may from time to time specify for such purpose), in immediately available funds, the lesser of (A) such Lender's Percentage Interest of the aggregate principal amount of the Revolving Loan requested in the Notice of Borrowing or (C) the maximum amount such Lender is committed to advance pursuant to the terms of Section 2.1.1.

	(ii)  	Upon (A) fulfillment to the
Agent's satisfaction of the applicable conditions precedent set forth in Article III, and (B) in the case of a Revolving Loan, after receipt by the Agent of immediately available funds from the Lenders pursuant to the preceding subparagraph (i), the Agent shall promptly make funds available to the Borrower in the amount of the requested Revolving Loan or Swing Line Borrowing, as the case may be, by wire transfer in accordance with such written instructions as may be delivered by the Borrower.

2.3.  Reductions of Commitments.

2.3.1. Voluntary Reductions. Upon not less than five (5) Business Days' written notice to the Agent, the Borrower may terminate the Total Commitment, or reduce it in part, provided that: (a) each partial reduction of the Total Commitment pursuant to this Section 2.3.1 (each such partial reduction, a "Voluntary Reduction") shall be in an amount equal to at least $5,000,000;
(b) in no event may the Total Commitment be reduced to an amount less than the then outstanding aggregate principal balance of the Loans (after giving effect to any prepayment of the Loans made at the time of any Voluntary Reduction).

2.3.2. Mandatory Reductions. The Total Commitment shall be reduced (a) (i) to the extent that, by the date that is 180 days after the Borrower's (or any Subsidiary's) receipt of any Net Available Cash in respect of an Asset Disposition, the Borrower has not reinvested such Net Available Cash in Additional Similar Assets (determined on a first-in, first-out basis), or (ii) to the extent that such Net Available Cash, when aggregated with all prior acquisitions of Additional Similar Assets effected with Net Available Cash during the fiscal year in which such Net Available Cash is received, exceeds $50,000,000, on the date such excess Net Available Cash is received (the amount of such unreinvested Net Available Cash, or of such excess Net Available Cash, as the case may be, the "Excess Disposition Proceeds"), by an amount equal to such Excess Disposition Proceeds; (b) on or prior to the date which is 30 days after the Borrower's receipt thereof, by an amount equal to 50% of the Net Cash Proceeds of any issuance or sale by the Borrower of its capital stock; (c) on or prior to the date which is 30 days after the Borrower's receipt thereof by an amount equal to 50% of the Net Cash Proceeds of any issuance or sale of Subordinated Debt by the Borrower; and (d) on the date of any determination thereof, by an amount equal 100% of any Excess Cash Flow; provided that after payment by the Borrower to the Agent of any amounts owing under clause (b) or (c), (i) an amount not to exceed 10% of Net Cash Proceeds received by the Borrower (in addition to amounts not used under clause (ii) below) shall be used by the Borrower for general working capital purposes (other than Store improvements or growth) and (ii) an amount not to exceed 40% of Net Cash Proceeds received by the Borrower, shall (without limitation of the parenthetical in clause (i) above) be used solely in accordance with clause (z)(III) of Section 6.12.

2.3.3.  Effect of Reduction.

(a)	Each Voluntary Reduction or Mandatory Reduction
shall proportionately reduce each Lender's Commitment such that, after such reduction takes effect, each Lender's Commitment will be an amount equal to its Percentage Interest (calculated immediately before such Voluntary Reduction or Mandatory Reduction) of the Total Commitment, as reduced.

(b)	No Voluntary Reduction or unscheduled Mandatory
Reduction shall affect the amount of any subsequent scheduled Mandatory Reduction in the amount of the Total Commitment pursuant to the definition of "Total Commitment", and, effective as of any Voluntary Reduction or unscheduled Mandatory Reduction, the amount of the Total Commitment set forth in the definition of "Total Commitment" for any time after such Voluntary Reduction or unscheduled Mandatory Reduction (if applicable, as previously reduced in respect of any prior Voluntary Reduction or unscheduled Mandatory Reduction) shall be deemed to have been amended so as to reduce such amount by the amount of such Voluntary Reduction or unscheduled Mandatory Reduction.

2.4.  Repayment of Principal.

2.4.1.  Maturity Date.  Subject to Section 2.4.2, the
Borrower shall repay to the Agent, for the account of the Lenders, the principal amount of each Loan on or before the Maturity Date.

2.4.2.  Mandatory Payments and Prepayments.

(a)	If at any time the outstanding principal amount
of the Loans exceeds the Total Commitment by reason of a scheduled reduction in the Total Commitment or otherwise, the Borrower shall pay to the Agent on such date, for the account of the Lenders and for application to the repayment of the Loans, the amount of such excess.

(b)	Concurrently with each Mandatory Reduction of
the Total Commitment pursuant to Section 2.3.2, the Borrower shall prepay the principal of the Loans in an amount equal to the lesser of (a) the amount of such Mandatory Reduction or (b) the outstanding principal amount of the Loans.

(c)	(i)  If, at the time of any payment or
prepayment of principal, there are outstanding any Swing Line
Borrowings, such payment or prepayment of principal shall be applied first to the payment or prepayment, as applicable, of outstanding
Swing Line Borrowings, and then in accordance with the following subparagraph (ii).

	(ii)  	Subject to the preceding
subparagraph (i): unless otherwise specified by the Borrower (solely with respect to voluntary prepayments) in writing at the time of any payment or prepayment of principal, each payment or prepayment of principal shall be applied first to the payment or prepayment, as applicable, of outstanding Base Rate Loans, and second to the payment or prepayment, as applicable, of outstanding IBOR Rate Loans, in the order in which their respective Applicable Interest Periods terminate (and, in the case of IBOR Loans having Applicable Interest Periods ending on the same date, pro rata in accordance with their outstanding principal amounts or, if no Event of Default has occurred and is continuing and the Borrower so directs at the time of such payment, in such manner as the Borrower may direct to minimize the Borrower's liability under Section 2.8).

Any payment or prepayment of the principal of the Loans shall be accompanied by the payment of (x) such fees, expenses or other amounts as may then be due and payable under the Loan Documents and
(y) accrued but unpaid interest on the principal so paid or prepaid.

2.5. Agent's Right to Fund. Unless the Agent shall have received notice from a Lender at both its New York Office and its Dallas Office prior to 2:30 p.m. (New York City time) on the Funding Date of any Revolving Loan that such Lender will not make available to the Agent such Lender's Percentage Interest of the requested Revolving Loan ("such Lender's Loan"), (a) the Agent may assume that such Lender has made such funds available to the Agent on such Funding Date in accordance with Section 2.2 and (b) the Agent may, in reliance upon such assumption, make available to the Borrower on such Funding Date the amount of such Lender's Loan. If and to the extent that (x) such Lender shall not have so made the amount of such Lender's Loan available to the Agent and (y) the Agent shall have advanced the amount of such Lender's Loan to the Borrower, then such Lender and the Borrower severally agree to pay to the Agent, on demand, the amount of such Lender's Loan, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, the Applicable Interest Rate, or
(ii) in the case of such Lender, the Federal Funds Rate. Any such repayment by the Borrower shall be without prejudice to any rights it may have against the Lender that has failed to make available such Lender's Loan on any Funding Date.

2.6.  Interest on Loans.

2.6.1.  General Provisions.

(a)	The Borrower agrees to pay to the Agent, for the
account of each Lender, interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan becomes due and payable at a per annum rate equal to the Applicable Interest Rate, and, if default shall occur in the payment when due of all or any portion of the principal of such Loan, from the date such principal becomes due until it is paid in full at a per annum rate equal to two percentage points (2.00%) above the Base Rate (changing as the Base Rate changes, the "Default Rate").

(b)	Accrued but unpaid interest on each IBOR Loan
shall be paid on the last day of the Applicable Interest Period, on the date of any payment of the principal of such IBOR Loan (to the extent accrued on the principal amount paid), at the Maturity Date.

(c)	Accrued but unpaid interest on each Base Rate
Loan shall be paid on the last Business Day of each calendar month (the first such payment due August 31, 2000), on the date of any payment of the principal of the Base Rate Loans (to the extent accrued on the principal amount paid) and at the Maturity Date.

(d)	Unpaid interest accruing on amounts in default
shall be payable on demand.

(e)	Notwithstanding anything herein or in any other
Loan Document to the contrary, under no circumstances whatsoever shall interest charged in respect of the Loans for the benefit of any Lender, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable to the Loans of such Lender. If such a court determines that any Lender has received interest hereunder in excess of the highest rate applicable to its Loans, such Lender shall, at the Lender's election, either (i) promptly refund such excess interest to the Borrower or (ii) credit such excess to the principal balance of such Lender's Loans. This provision shall control over every other provision of all agreements between the Borrower and any Lender.

2.6.2.  Selection of Alternative Rate.

(a)	(i)  Each Swing Line Borrowing shall be a Base
Rate Loan.  The Borrower may, subject to the requirements of this
Section 2.6.2, on at least three (3) Business Days' prior written notice, elect to have interest accrue on any Revolving Loan or any portion thereof at the IBOR Rate for an Applicable Interest Period.
 Such notice (an "Interest Rate Notice") shall be deemed delivered on receipt by Agent, except that an Interest Rate Notice received by the Agent at either its New York Office or its Dallas Office after 12:30 p.m. (New York City time) on any Business Day shall be deemed to have been received on the immediately succeeding Business Day. The Interest Rate Notice may be given with, and contained in, any Notice of Borrowing with respect to a Revolving Loan.

	(ii)  	Each Interest Rate Notice shall
identify, subject to the conditions of this Section 2.6.2, the Revolving Loan or, portions thereof and the Applicable Interest Period which the Borrower selects. Any Interest Rate Notice that specifies an IBOR Rate but fails to identify an Applicable Interest Period shall be deemed to be a request for the designated IBOR Rate for an Applicable Interest Period of one (1) month. The Borrower's right to select an IBOR Rate to apply to a Revolving Loan or any portion thereof shall be subject to the following conditions:
(A) the aggregate amount of all Revolving Loans or portions thereof to accrue interest at a particular IBOR Rate for the same Applicable Interest Period shall be $2,000,000 or an integral multiple of $1,000,000 in excess thereof; (B) the Borrower shall not have selected more than twelve (12) different IBOR Rates or Applicable Interest Periods to be applicable to portions of the Revolving Loans at any one time; (C) an IBOR Rate may not be selected for any Swing Line Borrowing; (D) an IBOR Rate may not be selected for any Revolving Loan or portion thereof that is already accruing interest at an IBOR Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect;
(E) neither the Agent nor any Lender shall have given notice pursuant to Section 2.6.4 that the IBOR Rate selected by Borrower is not available; and (F) no Default or Event of Default shall have occurred and be continuing.

(b)	On receipt of any Interest Rate Notice, the
Agent shall promptly notify each Lender by telephone (confirmed promptly by telex or facsimile transmission) of the information set forth in the Interest Rate Notice. Each Interest Rate Notice shall be irrevocable, and shall constitute a representation and warranty by the Borrower that, as of the date of such Interest Rate Notice, no Event of Default or Default has occurred and is continuing. If the Borrower delivers an Interest Rate Notice with any Notice of Borrowing for a Loan and the Borrower thereafter declines to take such Loan, or a condition precedent to the making of such Loan is not satisfied or waived, Borrower shall indemnify the Agent, and each Lender, for all losses and any costs which the Agent or any Lender may sustain as a consequence thereof, including, without limitation, the costs of redeployment of funds at rates lower than the cost to the Lenders of such funds. A certificate of the Agent or any Lender setting forth the amount due to it pursuant to this subparagraph (b) and the basis for, and the calculation of, such amount shall, absent manifest error, be conclusive evidence of the amount due pursuant to this subparagraph (b). Payment of the amount owed shall be due within fifteen (15) days after the Borrower's receipt of such certificate.

(c)	Each IBOR Loan shall be allocated among the
Lenders in proportion to their respective Percentage Interests. In the absence of an effective request for the application of an IBOR Rate (including, without limitation, as of the last day of the Applicable Interest Period of any IBOR Loan), the Loans shall accrue interest at the Adjusted Base Rate.

2.6.3.  Applicable Days for Computation of Interest.
 Computations of interest accruing at an IBOR Rate shall be made on the basis of a year of three hundred sixty (360) days, for the actual number of days (including the first day but excluding the last day) occurring in, the period for which such interest is payable. Computations of interest accruing at the Adjusted Base Rate or at Default Rate shall be made on the basis of a year of three hundred sixty-five or three hundred sixty-six (365 or 366) days, as the case may be, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

2.6.4.  Unavailable IBOR Rate.  If the Agent
determines that for any reason fair and adequate means do not exist for establishing the IBOR Rate, or if any Lender determines (and gives notice to the Agent) that accruing interest on any Loan at an IBOR Rate by such Lender has become unlawful, or that the IBOR Rate (exclusive of the Margin) does not accurately reflect the cost to such Lender of making or maintaining IBOR Loans, the Agent shall give notice of that fact to each Lender and to the Borrower, and such determination shall be conclusive and binding absent manifest error. After such notice has been given and until the Agent notifies the Borrower, or such Lender notifies the Borrower and the Agent, that the circumstances giving rise to such notice no longer exist, the IBOR Rate shall no longer be available in respect of Loans, and any request by the Borrower to have interest accrue on a Loan at the IBOR Rate shall be deemed to be a request for interest to accrue at the Adjusted Base Rate; provided, however, that if it is unlawful for the affected Lender to maintain any then outstanding IBOR Loans as IBOR Loans until the end of the relevant Applicable Interest Period, such IBOR Loans shall automatically convert into Base Rate Loans with effect from the date of such Lender's notice to the Agent, and, if the interest rate applicable to Base Rate Loans is then lower than the relevant IBOR Rate(s), the Borrower shall pay to each Lender, within thirty (30) days following demand accompanied by a certificate of such Lender describing the basis therefor and the calculation thereof, such amount or amounts as may be necessary to compensate such Lender for any loss in connection therewith. If the circumstances giving rise to the notice described herein cease to exist, the Agent or the relevant Lender, as the case may be, shall, promptly upon becoming aware of that fact, notify the Borrower and (if applicable) the Agent in writing of that fact, and the Borrower shall then once again become entitled to request that the IBOR Rate apply to Loans in accordance with Section 2.6.2.

2.7.  Compensation for Increased Costs.

2.7.1. Borrower's Obligation to Compensate. In the event that after the date hereof any change occurs in any applicable law, regulation, guideline, treaty or directive or interpretation thereof by any authority charged with the administration or interpretation thereof, or any condition is imposed by any such authority after the date hereof or any change occurs in any condition imposed by any such authority on or prior to the date hereof which:

(a)	subjects any Lender to any Tax, or changes the
basis of taxation of any payments to any Lender on account of principal of or interest on any IBOR Loan, such Lender's Note (to the extent such Note evidences IBOR Loans) or other amounts payable with respect to IBOR Loans (other than a change in the rate of tax based solely on the overall net or gross income of such Lender); or

(b)	imposes, modifies or determines applicable any
reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of any Lender in connection with its IBOR Loans (but only to the extent that any such amount is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of the IBOR Rate); or

(c)	imposes upon any Lender any other condition with
respect to its IBOR Loans or its obligation to make IBOR Loans; which, as a result thereof, (i) increases the cost to any Lender of making or maintaining its IBOR Loans or its Commitment hereunder, or
(ii) reduces the net amount of any payment received by any Lender in respect of its IBOR Loans (whether of principal, interest, commitment fees or otherwise), or (iii) requires any Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its IBOR Loans; or

(d)	affects the amount of capital required or
expected to be maintained by banks generally or corporations controlling banks, and any Lender reasonably determines that the capital such Lender or any corporation controlling such Lender is required or expected to maintain, or the amount by which such Lender or any corporation controlling such Lender is required or expected to increase its capital, is increased by (or based upon), the existence of this Agreement or of such Lender's Loans (whether or not IBOR Loans) or Commitment hereunder by an amount which the affected Lender in its sole but reasonable judgment deems material, then and in any such case the Borrower shall pay to the Agent, for the account of such Lender, on demand, such amount or amounts as will compensate such Lender (on an after-tax basis) for any increased cost, deduction or payment actually incurred or made by such Lender in respect of such circumstances. The demand for payment by any Lender shall be delivered to both the Agent and the Borrower and shall state the subjection or change which occurred, or the reserve or deposit requirements or other conditions which have been imposed upon such Lender, or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated. The statement of any Lender as to the additional amounts payable pursuant to this
Section 2.7 shall, absent manifest error, be conclusive evidence of the amounts payable hereunder.

2.7.2. Effect of Invalidity or Inapplicability. The protection of this Section 2.7 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, guideline, treaty, directive, condition or interpretation thereof. In the event that the Borrower pays to any Lender all or any portion of the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this
Section 2.7, and such charge, deduction, payment, or any part thereof, is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, guideline, treaty, directive or condition, then such Lender shall remit to the Borrower the amount paid by the Borrower which has actually been returned to such Lender (together with any interest actually paid to Lender on such returned amount), less such Lender's costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

2.7.3. Failure or Delay. No failure of any Lender to demand compensation for any increased cost or reduction in amounts received or receivable or for any reduction in return on capital shall constitute a waiver of such Lender's right to demand such compensation; provided, however, that no Lender shall be entitled under this Section 2.7 to any such compensation attributable to any period preceding the date that is ninety (90) days prior to the date of such Lender's demand.

2.8. Prepayments. Base Rate Loans may be repaid at any time without penalty or premium. If any IBOR Loan (or portion thereof) is paid prior to the end of the relevant Applicable Interest Period, a fee computed in the manner set out in Schedule 1 shall be assessed and paid at the time of such prepayment. Such fee shall apply in all circumstances where such a Loan (or portion thereof) is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory, or the result of acceleration or of the Agent's or Lenders' collection efforts.

2.9. Notes. The Loans made by each Lender shall, if requested by such Lender, be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A hereto, with appropriate insertions, dated as of the date hereof and payable to the order of such Lender, in the face amount of such Lender's Commitment (all promissory notes so requested and issued, the "Notes"). Each Lender is hereby authorized to record the date and the amount of each Loan it makes, and the date and amount of each payment of principal and interest thereon, (i) on a schedule annexed to its Note, if any, or maintained in connection therewith or
(ii) otherwise in such Lender's records. Any such recordation by any Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that neither the failure to make any such recordation, nor any error in any such recordation, shall affect the Obligations. The election by any Lender not to request the execution and delivery of a Note, or its surrender of a Note for cancellation without requesting the issuance of a replacement Note, shall in no way impair or otherwise adversely affect the Borrowers' Obligations to such Lender in respect of the Loans, which Obligations shall be evidenced (or continue to be evidenced) by the Loan Documents. References in the Loan documents to amounts payable under any Lender's Note shall mean, with respect to a Lender to whom no Note is then outstanding, amounts payable to such Lender under the Loan Documents. In connection with any permitted assignment of an interest in the Loans by a Lender to whom no Note is then issued, then, notwithstanding the provisions of
Section 9.4.5(b) requiring the surrender by the assigning Lender of its Note, the assignee shall be entitled, upon request, to the issuance to it of a Note reflecting the amount of its Commitment.

2.10.  Manner of Payments.

2.10.1. Time, Place and Manner. All payments and prepayments of principal and interest on any Loan, and all other amounts payable hereunder or under any other Loan Document by the Borrower to the Agent or any Lender, shall be made by paying the same in United States dollars and in immediately available funds to the Agent at its Dallas Office (or at such other place as the Agent may from time to time specify for such purpose) not later than 11:30 a.m. (Dallas, Texas time) on the date on which such payment or prepayment is due.

2.10.2. Statements. At least two (2) Business Days prior to each date on which any regularly scheduled installment of interest is due in respect of the Loans, the Agent shall give written notice (which may be by telegram, facsimile transmission, cable or telex) of the amounts that will be due on such date. The calculation of the amounts due will be made on the assumption that no new extensions of credit or payments will be made between the date of such notice and the date on which such installment of interest is due, and that there will be no changes in the relevant interest rate(s). Notwithstanding the foregoing to the contrary, amounts due on any date on which interest is payable hereunder shall be calculated in accordance with this Agreement, and the failure of the Agent to give notice as provided in this Section 2.10.2 shall not affect the Obligations.

2.10.3.  Payments on Days Other than Business Days.
Whenever any payment hereunder or under any other Loan Document shall be stated to be due, and whenever the last day of any Applicable Interest Period would otherwise occur, on a day other than a Business Day, such payment shall be made, or the last day of such Applicable Interest Period shall occur, as the case may be, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation and payment of interest or facility or commitment fees, as the case may be, unless such extension would cause such payment to be made, or the last day of such Applicable Interest Period to occur, in the next following calendar month, in which case such payment shall be due, or the last day of such Applicable Interest Period shall occur, as the case may be, on the next preceding Business Day.

2.10.4. Application of Payments. Any payment made by the Borrower hereunder shall be applied first, against fees, expenses and indemnities then due and payable hereunder; second, against accrued and unpaid interest; and thereafter, against the principal of the Loans, in accordance with Section 2.4.2(c).

2.11.  Fees.

2.11.1. Unused Commitment Fee. The Borrower agrees to pay to the Agent, for the account of the Lenders in proportion to their Percentage Interests, an unused commitment fee, computed daily at the rate of 0.50% per annum for the period commencing on September 5, 1997 and ending on the Maturity Date, on the difference between (a) the Total Commitment and (b) the aggregate outstanding principal amount of all Loans (including Swing Line Borrowings), payable in arrears on the last Business Day of each calendar quarter, on the Maturity Date, and on demand after the occurrence of any Default or Event of Default but prior to termination of the Commitments. Computations of the unused commitment fee shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fee is payable.

2.11.2. Loan Fees. On or before the Closing Date, the Borrower agrees to pay to the Agent, for its own account, the fees provided in accordance with that certain letter agreement dated as of June 20, 2000, between the Borrower and the Agent.

2.11.3.  Agency Fees.  The Borrower shall pay to the
Agent, for its own account, on September 5, 1997 and each anniversary thereof during the term of the Loans, an agency fee in an amount equal to the product of (a) $2,500 and (b) the number of Lenders party to the Loan Agreement as of September 5, 1997 or such anniversary, as the case may be.

2.11.4. Utilization Fee. The Borrower shall pay to the Agent, for the account of the Lenders in proportion to their Percentage Interests, a utilization fee, computed daily at the rate of 0.375% per annum on the aggregate unpaid principal amount of the Loans, payable in arrears on the last Business Day of each calendar quarter, on the Maturity Date, and on demand after the occurrence of any Default or Event of Default but prior to termination of the Commitments. Computations of the utilization fee shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fee is payable.

2.11.5.  Facility Restatement Fee.  The Borrower
shall pay to the Agent on the last day of each three-month period commencing on the Closing Date for account of the Lenders in proportion to their Percentage Interests, a facility restatement fee computed daily at the rate of 1.50% per annum on the average daily Total Commitment as in effect from time to time; provided that the rate at which the facility restatement fee is calculated shall be reduced by an amount equal to 1/4 of 1% per annum for each permanent reduction of the Total Commitment of $25,000,000 (other than in connection with scheduled Mandatory Reductions).

2.11.6.  Step-up Fee.  The Borrower shall pay to the
Agent for the account of the Lenders in proportion to their Percentage Interests, on the last day of each three-month period commencing on December 5, 2001, a step-up fee computed daily in the amount of 3% per annum on the average daily Total Commitment, as in effect from time to time.

2.11.7. Nonrefundable. Each of the fees provided for under this Section 2.11 shall be fully earned as of the day it is due hereunder, and shall be nonrefundable.

2.12. Sharing of Payments, Etc. Each borrowing of Loans from the Lenders under Section 2.1 shall be made pro rata in accordance with each Lender's Percentage Interest. Each payment and prepayment of the Loans, and each payment of interest on the Loans, shall be made pro rata to each Lender in accordance with its Percentage Interest. If any Lender shall obtain any payment in respect of the Borrower's Obligations, under this Agreement or the Notes, or any other Loan Document (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise), in excess of the share which it would have been entitled to receive had such payment been made to the Agent, such Lender shall forthwith notify the Agent and shall purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is afterward recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored, without interest, to the extent of such recovery. The Borrower authorizes the purchase of such participations and agrees that any Lender so purchasing a participation from another Lender may exercise all of its rights to payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower (in addition to in respect of its own Loans) in respect of such participation.

2.13.  Taxes.

(a)	Subject to Section 2.13(b), all payments made by
the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Lender, income taxes and franchise taxes (or other similar taxes imposed as a result of being incorporated, having an office or doing business in a particular jurisdiction) imposed on the Agent or any Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Lender (excluding a connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, and subject to the Agent's or such Lender's compliance with this Section 2.13, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If any Lender shall become entitled to any tax credit or receive a refund from any Governmental Authority, in either case, directly attributable to the payment by the Borrower of any Taxes, such Lender shall return to the Agent for the benefit of the Borrower an amount equal to the lesser of (x) the amount of such credit or refund, as the case may be, and (y) the amount of the Taxes so paid by the Borrower that gave rise to such credit or refund. Any payment to be made by a Lender to the Borrower pursuant to the preceding sentence shall be made at the time, and solely to the extent, that (i) in the case of a refund, such refund is actually received by the Lender from the applicable Governmental Authority, and (ii) in the case of a credit, a payment of Taxes actually made by the Lender to a Governmental Authority is reduced as a direct result of such credit. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section 2.13 shall survive the payment of the Notes and all other Obligations.

(b)	Each Lender that is not a United States person
(as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.4 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) (x) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8EC1 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note and (y) for periods prior to January 1, 2001, a duly completed copy of Internal Revenue Service Form W-8 or W-9 (or successor form), or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8EC1 pursuant to clause (i) above, (x) a certificate in form and substance satisfactory to the Agent (any such certificate, a "Section 2.13(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8EC1 and Form W-8 and W-9, or Form W-8 and a Section 2.13(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such form or certificate. Notwithstanding anything to the contrary contained in Section 2.13(a), but subject to Section 9.4.3 and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.13(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this
Section 2.13(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this
Section 2.13(b), and except as set forth in Section 9.4.3, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.13(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after September 5, 1997 in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

2.14. Certain Acknowledgments by Borrower. The Borrower recognizes and acknowledges the credit facility made available hereunder is being established and will be maintained in the manner provided herein and in the other Loan Documents at the express request of the Borrower, to accommodate the administrative and operational requirements of the Borrower, its existing Subsidiaries and such Persons as may, at any time during the continuance hereof, become Subsidiaries. Specifically, the credit facility might have been established to provide for direct borrowings by Borrower and by each Subsidiary, subject to individual borrowing limits consistent with the Lenders' prudent lending practices, based on each such Person's borrowing capacity, with additional credit needs of such Person in excess of such borrowing limit being accommodated by loans made to such Person by the Borrower or other Subsidiaries having excess borrowing capacity. For administrative and operational reasons imposed by the Borrower as aforesaid, however, the credit facility provided hereby has been established and will be maintained as described above, but with the intention (but without limiting in any manner the obligations of Borrower to repay any and all Loans in accordance with the terms hereof and of the Notes) that the Borrower and each of the Subsidiaries ultimately share, among themselves, repayment obligations under the Loan Documents to the same extent as if such borrowings had been made under the alternative, individualized arrangement described above. In addition, it is further recognized and acknowledged that Borrower, and each Subsidiary, will directly and indirectly benefit from the Borrower's and its Subsidiaries' collective business activities, as facilitated by the Loans.

2.15. Designated Senior Indebtedness. The Borrower acknowledges and agrees that the Obligations are intended to and shall constitute "Designated Senior Indebtedness" for all purposes of the High Yield Notes and the Indenture.

ARTICLE III.

CONDITIONS OF LENDING

3.1. Conditions to Effectiveness Availability. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or before August 4, 2000:

3.1.1.  Execution and Delivery of Loan Documents.
The Agent shall have received each of the following, in each case duly executed and delivered by the Borrower:

(a)	this Agreement;

(b)	the Borrower Security Agreement;

(c)	the Hollywood Management Guaranty;

(d)	the Hollywood Management Security Agreement;

(e)	the Amendment to Trademark Mortgage and Security
Agreement, dated as of August 2, 2000, between the Borrower and the Agent;

(f)	the Notes; and

each of the Agent and the Lenders shall have received, in form and substance satisfactory to it, the Borrower Disclosure Letter.

3.1.2. Corporate Authority. The Agent shall have received in form and substance reasonably satisfactory to it:

(a)	a certified copy of resolutions adopted by the
Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents; and

(b)	evidence of the authority and specimen
signatures of the individuals who have signed the Loan Documents on behalf of the Borrower, together with such other evidence of corporate existence, authority or good standing in any jurisdiction as the Agent or any Lender may reasonably require.

3.1.3. Legal Opinion. The Agent shall have received a written legal opinion of Stoel Rives LLP, in form and substance reasonably satisfactory to the Agent, addressed to the Agent and the Lenders and addressing such matters as the Agent or any Lender may reasonably require.

3.1.4. Perfected Security Interests. The Agent shall have received evidence, reasonably satisfactory to it, that the security interests created by each of the Security Agreements have been duly perfected by the filing of all Financing Statements, and the taking of all such other or additional acts as the Agent may reasonably deem necessary or advisable to create a valid and perfected Lien in the Collateral enforceable in all jurisdictions to secure the Obligations. The Agent shall have also received such evidence as it may reasonably require (a) that its Liens in the Collateral have priority over any and all other Liens therein except for (i) purchase money Liens covering only assets purchased by the Borrower in the ordinary course of business and permitted to exist pursuant to Section 6.4, (ii) Liens of lessors under Capital Leases permitted to exist pursuant to Section 6.4, including, without limitation, Capital Leases on Schedule 3.1.4. and (iii) other Liens, in existence as of the date hereof, permitted to exist pursuant to
Section 6.4 and (b) that the Collateral is free and clear of all Liens, except as permitted by this Agreement.

3.1.5. Stock Certificates; Stock Powers. The Agent shall have received original stock certificates representing ownership of each of the Borrower's Subsidiaries and the related undated stock powers duly endorsed in blank.

3.1.6. Payment of Fees. The Borrower shall have paid all accrued and unpaid fees, costs and expenses due hereunder and under that certain letter agreement referred to in
Section 2.11.2.

3.1.7. Wattles Collateral. The Agent shall have received the Wattles Assignment Agreement, duly executed by the Borrower, by which the Borrower transfers as Collateral pursuant to the Borrower Security Agreement, all of its right, title and interest in and to the securities pledged by Mark J. Wattles to the Borrower under the Wattles Pledge Agreement.

3.1.8. Blocked Account Agreement. The Agent shall have received duly executed counterparts from Bank of America, N.A., Hollywood Management and the Borrower of the Blocked Account
Agreement which shall be in full force and effect.

3.1.9. Perfection Certificate. The Agent shall have received a completed perfection certificate, certified by an Authorized Officer of the Borrower, containing information requested by, and satisfactory to, the Agent, in its sole discretion.

3.1.10.  Amendment Fee.  The Agent shall have
received from the Borrower an amendment fee for the account of each Lender which timely executes this Agreement, in an amount equal to 1/8 of 1% of each such Lender's Commitment.

3.1.11.  Other Information.  The Agent, and each
Lender, shall have received such other statements, opinions, certificates, documents and information with respect to the matters contemplated by this Agreement as it may reasonably request.

3.2. Conditions Precedent to all Loans. The obligation of each Lender to deliver its Loan proceeds to the Agent, and the obligation of the Agent to disburse such proceeds to the Borrower on the date of any Loan hereunder, are subject to the satisfaction, as reasonably determined by the Agent, of the following conditions precedent:

3.2.1. Notice of Borrowing. The Borrower shall have timely delivered to the Agent a Notice of Borrowing with respect to the requested Loan.

3.2.2.  Absence of Defaults, Accuracy of
Representations.  At the date of each Loan:

(a)	no Default or Event of Default shall have
occurred and be continuing or will occur as a result of the making of the Loan; and

(b)	each of the representations and warranties of
the Borrower or any Subsidiary set forth in any Loan Document shall be true and correct in all material respects on the date of such Loan (except to the extent such representations or warranties are conditioned by reference to a specific date, in which case they shall be true and correct in all material respects as of such date), with the same effect as though such representations and warranties had been made on and as of such date.

The Borrower's delivery of any Notice of Borrowing shall be deemed the Borrower's representation and warranty that, as of the date of such Notice of Borrowing and as of the date of the requested Loan, each of the foregoing conditions will be satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders as follows, which representations and warranties shall survive the execution of this Agreement except as set forth in the Borrower Disclosure Letter (which indicates which sections of this Agreement are qualified by the disclosures set forth therein, provided that inadvertent failure to indicate all sections of this Agreement that a particular disclosure is intended to qualify shall not constitute a breach hereunder):

4.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and active under the laws of the State of Oregon. The Borrower is duly qualified to do business in each other jurisdiction where the nature of its activities or the ownership of its properties requires such qualification, except where the failure to so qualify has not had and is not reasonably likely to have a Material Adverse Effect on the Borrower. The Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform each of the Loan Documents.

4.2. Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents, and any borrowing hereunder or thereunder, have been duly authorized by all necessary corporate action of the Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of the Borrower, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

4.3. Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the execution, delivery and performance by the Borrower of the Loan Documents or in connection with any of the transactions contemplated thereby (including the Wattles Loan), except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

4.4. Binding Obligations, Etc. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of the Borrower and its Subsidiaries, as the case may be, enforceable against the Borrower and its Subsidiaries, as the case may be, in accordance with their respective terms.

4.5. Litigation. Except as reflected in the financial statements referred to in Section 4.6 or in the Borrower Disclosure Letter, there are no actions, proceedings, investigations, or claims against or affecting the Borrower or any Subsidiary now pending before any arbitrator or court or other Governmental Authority (nor, to the knowledge of the Borrower has any thereof been threatened) which, if determined adversely to the Borrower or such Subsidiary, would be reasonably likely to have a Material Adverse Effect.

4.6. Financial Condition. The consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2000, and the consolidated statements of operations and cash flows for the period then ended, copies of which have been furnished to the Agent, fairly present the financial condition of the Borrower and its Subsidiaries as at such date, all determined in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries have on such date any contingent liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets or the notes thereto. Since the date of such financial statements there has been no change in the financial condition, operations, or business of the Borrower and its Subsidiaries, taken as a whole, which has resulted, or could reasonably be expected to result, in a Material Adverse Effect (other than in connection with the merger of Reel.com into the Borrower).

4.7.  Indebtedness; Title and Liens.

4.7.1. Neither the Borrower nor any Subsidiary is liable in respect of any Indebtedness other than in respect of
(i) the High Yield Notes; (ii) to the extent that they constitute Indebtedness, obligations described in clauses (i) through (iv) of the definition of "Lien"; (iii) accounts payable and other liabilities that, in each case, do not constitute Funded Debt and have been incurred in the ordinary course of business; (iv) the Obligations; and (v) other Indebtedness permitted under Section 6.2.
 The Obligations are prior in right of payment to any and all obligations of the Borrower in respect of the High Yield Notes, as and to the extent provided in the Indenture.

4.7.2. The Borrower, and each of its Subsidiaries, as the case may be, has good and marketable title to each of the properties and assets reflected in the balance sheets referred to in
Section 4.6 (except for such assets as (i) have been since sold or otherwise disposed of in the ordinary course of business or
(ii) that, in the aggregate, are insignificant to the proper conduct of the Borrower's or such Subsidiary's business). No assets or revenues of the Borrower or any Subsidiary are subject to any Lien except as permitted by this Agreement. Except to the extent that failure to be so in compliance has not had, and cannot reasonably be expected to have, a Material Adverse Effect: (x) all properties of the Borrower and each Subsidiary, and such Person's use thereof, comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to health, safety and the environment; and (y) without limiting the generality of the foregoing clause (x), the Borrower, and each Subsidiary, is in compliance in all material respects with all laws and regulations relating to pollution, hazardous substances and environmental control in all jurisdictions in which the Borrower or such Subsidiary, as the case may be, is doing business. The Borrower, in the ordinary course of business, conducts a review of the effect of existing laws and regulations pertaining to the environment and existing claims advanced under or in respect of environmental laws and regulations on its business, operations and properties and those of its Subsidiaries, and, as a result thereof, the Borrower has reasonably concluded that such environmental laws and claims have not had, and cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8.  Taxes.  Each of the Borrower and its Subsidiaries
(a) has filed all United States federal and Oregon state income tax returns and reports required of it; (b) except to the extent that the failure to do so has not had, and is not reasonably likely to have, a Material Adverse Effect, (i) has filed all other tax returns and reports required of it and (ii) has paid all Taxes which are due and payable, and (b) has provided adequate reserves for payment of any Tax the payment of which is being contested. The charges, accruals and reserves on the books of the Borrower or any Subsidiary in respect of taxes for all fiscal periods to date are accurate in all material respects. There are no material questions or disputes between the Borrower or any Subsidiary, and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in Section 4.6.

4.9.  Laws, Orders; Other Agreements.  Except to the
extent that such occurrence has not had, and is not reasonably likely to have, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) is in violation of, or subject to any contingent liability on account of, any laws, statutes, rules, regulations and orders of any Governmental Authority, or (b) is in material breach of or default under any agreement to which it is a
party or which is binding on it or any of its assets.   Each of the
Borrower and its Subsidiaries is in material compliance with the Fair Labor Standards Act.

4.10.  Lien Priority.  On the date of any Loan:
(a) Financing Statements will have been duly filed in all places where filing is necessary, and all other or additional acts will have been taken as are necessary, to perfect the Agent's Liens on the Collateral; (b) each of the Security Agreements will constitute a valid and perfected Lien on the Collateral to which it relates, enforceable in all jurisdictions, to secure (i) in the case of the Borrower Security Agreement, all Obligations or (ii) in the case of a Subsidiary Security Agreement, the obligations under the Loan Documents of the Subsidiary party thereto; (c) the Agent's Liens on the Collateral have priority over any and all other security interests or other Liens therein except (i) for purchase money Liens, to the extent permitted under Section 6.4(c), on assets purchased by the Borrower or the relevant Subsidiary in the ordinary course of business, (ii) the Liens of lessors under Capital Leases, to the extent permitted under Section 6.4(d), and (iii) other Liens, in existence as of the date hereof, permitted to exist under
Section 6.4 and (d) the Collateral is free and clear of all Liens except for Liens permitted under Section 6.4.

4.11. Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. The Borrower will furnish to the Agent or any Lender, on request, a statement conforming with the requirements of Regulation U.

4.12.  ERISA.

4.12.1. The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount that would (a) represent a potential material liability of the Borrower or (b) affect materially the ability of the Borrower to perform its Obligations.

4.12.2. No Plan or any trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust, to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

4.12.3.  No Pension Plan, or any trust created
thereunder, has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected. No "reportable event", as defined in Section 4043 of ERISA, has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

4.12.4.  No Pension Plan, or any trust created
thereunder, has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA), whether or not waived, since the effective date of ERISA.

4.12.5. The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

4.12.6. The Borrower has no withdrawal liability to any trust created pursuant to a multiemployer pension or benefit plan, nor would it be subject to any such withdrawal liability in excess of $1,000,000 if it withdrew from any such plan or if its participation therein were otherwise terminated.

4.13. Patents, Licenses, Franchises. The Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their business, as presently conducted and presently planned to be conducted, without conflict with the rights of others, except to the extent that the failure to do so has not had, and is not reasonably likely to have, a Material Adverse Effect.

4.14.  New Investment Company, Etc.   The Borrower is not
now, and after the application by the Borrower of the proceeds of any Loan will not be, subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

4.15. Insurance. The properties of the Borrower and of each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any of its Subsidiaries operates.

4.16. Certain Representations Regarding Subsidiaries. As of the date of this Agreement, the only Subsidiaries of the Borrower in existence are listed in the Borrower Disclosure Letter, each of which is wholly-owned by the Borrower. All of the Borrower's shares of each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and all certificates evidencing such shares have been delivered to the Agent prior to the Closing Date.

4.17. Subsidiaries. None of the Borrower's Subsidiaries owns or possesses any assets other than as described on Schedule
4.17.

4.18. Hedging Agreements. On the Closing Date there are no Hedging Agreements contemplated or in effect as permitted under
Section 6.2(g) to which the Borrower or any of its Subsidiaries is a party.

4.19. Lessors. All obligations of the Borrower with respect to any arrangements, by lease or otherwise, with Heller
Financial Leasing, Inc. and Transamerica Equipment Financial
Services Corporation are listed on Schedule 6.2.

4.20. Representations as a Whole. This Agreement, the other Loan Documents, the financial statements referred to in
Section 4.6, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading. The Borrower has disclosed to the Lenders in writing any and all facts known to the Borrower's general counsel or to any of the officers of the Borrower listed in the definition of "Officer's Certificate," which could reasonably be expected to have a Material Adverse Effect.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, and until payment in full of each Loan and the Notes and performance of all other Obligations, the Borrower agrees that, unless the Agent (with the consent of the Majority Lenders) shall otherwise give its prior written consent:

5.1. Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes.

5.2. Payment. The Borrower will pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes, and shall pay when due all other amounts payable by the Borrower hereunder or under any other Loan Document.

5.3.  Preservation of Corporate Existence, Etc.  The
Borrower (a) shall preserve and maintain, and (except to the extent otherwise expressly permitted hereunder or contemplated by the Borrower Disclosure Letter) shall cause each Subsidiary to preserve and to maintain, its corporate (or other entity, as the case may be) existence, rights, franchises and privileges in the jurisdiction of its formation, and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) shall qualify and remain qualified (and shall cause each Subsidiary to qualify and remain qualified) as a foreign corporation (or other entity, as the case may be) in each jurisdiction where such qualification is necessary or desirable in view of its business and operations or the ownership of its properties; and (ii) shall own or possess (and shall cause each Subsidiary to own or possess) all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business, as at any time conducted, without conflict with the rights of others.

5.4. Visitation Rights. At any time, and from time to time upon reasonable notice, the Borrower shall permit, and shall cause each of its Subsidiaries to permit, the Agent or any Lender, or the representatives of the Agent or any Lender, to examine and make copies of and abstracts from its records and books of account, to visit its properties and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with any of its officers, directors or employees, and (provided that the Borrower shall make the arrangements therefor) with the Borrower's independent public accountants.

5.5. Keeping of Books and Records. The Borrower shall keep, and shall cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all of its financial transactions.

5.6. Maintenance of Property, Etc. The Borrower shall maintain and preserve, and shall cause each Subsidiary to maintain and preserve, all of its properties (except with respect to properties that, in the aggregate, are insignificant to the proper conduct of the Borrower's business) in good working order and condition, ordinary wear and tear excepted, and will from time to time make (and cause each Subsidiary to make) all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.

5.7. Compliance With Laws, Etc. Except to the extent that failure to do so would not result in a Material Adverse Effect:
 (i) the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all laws, regulations, rules, and orders of Governmental Authorities, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Agent for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to the Borrower or the affected Subsidiary, and
(ii) without limiting the generality of the foregoing clause (i), the Borrower shall conduct its operations, and keep and maintain its property, in compliance with all environmental laws, regulations, rules and orders (and shall cause each of its Subsidiaries to do so) except, in each case, to the extent that noncompliance would not result in a Material Adverse Effect.

5.8. Other Obligations. The Borrower shall pay and discharge, and shall cause each Subsidiary to pay and discharge, all Indebtedness, Taxes, and other obligations for which the Borrower or such Subsidiary is liable or to which the Borrower's or such Subsidiary's income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a Lien upon assets of the Borrower or any Subsidiary, except (a) any such obligation the validity or amount of which is being contested in good faith (and, if necessary, by appropriate proceedings upon stay of execution of the enforcement thereof) and with provision having been made to the satisfaction of the Agent for the payment thereof in the event the contest is determined adversely to the Borrower and (b) any trade payables, arising from the purchase of inventory, that are paid in accordance with industry practice and prior to the time any collection proceeding therefor is commenced by any vendor.

5.9.  Insurance.

5.9.1. The Borrower shall keep in force, and shall cause each of its Subsidiaries to keep in force, upon all of their respective properties and operations policies of insurance carried with financially sound and reputable companies in such amounts and covering all such risks as from time to time may be customary in the industry and in the locations in which the Borrower or the relevant Subsidiary is engaged in business and as shall be reasonably satisfactory to the Agent, which insurance shall in any event include:

(a)	insurance against loss or damage to any of the
Collateral by fire or any of the risks covered by insurance known as "all risk coverage," in an amount not less than the full replacement cost thereof, each such policy to contain a replacement cost endorsement reasonably satisfactory to the Agent;

(b)	business interruption or loss of income
insurance;

(c)	commercial general liability insurance against
claims for personal injury, including, but not limited to, bodily injury, death or property damage occurring on, in or about the premises of the Borrower and its Subsidiaries, including any real property and adjoining ways; and

(d)	products liability and contractual liability
insurance coverage or endorsements.

From time to time, on request, the Borrower will furnish to the Agent certificates of insurance or duplicate policies evidencing such coverages. If the Borrower shall fail to maintain or cause to be maintained any of the foregoing insurance as and when required hereby, or if any such insurance shall be materially reduced, canceled, surrendered or not renewed (and not replaced so as to avoid any lapse in the required coverages), the Agent may (but is not required to do so), in its own name only, for the benefit of itself and the Lenders or for the benefit of the Borrower, or both, obtain all or a portion of such insurance from any carrier selected by the Agent in its sole discretion, and the Borrower shall reimburse the Agent, within fifteen (15) days after the Agent's demand, for any premiums or other costs associated with obtaining such insurance. Sums paid by the Agent hereunder shall bear interest at the Default Rate.

5.9.2. All insurance required by this Section 5.9 shall be provided by policies written on terms, in amounts, and by companies, reasonably satisfactory to the Agent; provided that
(a) the Borrower and its Subsidiaries may maintain a system of self-insurance in an aggregate amount, and with respect to such risks, as are both (i) customary for prudently managed corporations engaged in the same or similar businesses as the Borrower and its Subsidiaries, owning or operating similar properties as the Borrower and its Subsidiaries, and having a credit standing similar to that of the Borrower and its Subsidiaries, and (ii) reasonably acceptable to the Agent; (b) the Agent, and each Lender, shall be named as additional insured on all liability policies, as its interests may appear; and
(c) (i) losses under all policies insuring the Collateral, other than policies insuring property subject to a Lien in favor of another creditor (with priority over the Lien of the Agent), shall be payable to the Agent, as its interests may appear, and
(ii) payments by any insurer in respect of business interruption or loss of income coverage at any time that an Event of Default has occurred and is continuing shall be payable to the Agent, in each case, pursuant to a loss payee endorsement reasonably satisfactory to the Agent.

5.9.3.  At least twenty (20) days prior to the
expiration of each such policy, the Borrower shall furnish the Agent with evidence reasonably satisfactory to the Agent of the continuation or replacement of such policy, maintaining in force such coverages as are required by this Agreement. All such policies shall contain provisions to the effect that (a) except in the case of liability insurance, they shall provide coverage to the Agent and the Lenders notwithstanding any breach by the Borrower or any Subsidiary of the Borrower (or by any predecessor of the Borrower or of any Subsidiary of the Borrower) of any representation or warranty, (b) there shall be no recourse to the Agent or to any Lender for payment of premiums or other amounts with respect thereto, (c) they shall not be subject to co-insurance, (d) they may not be canceled (except for non-payment of premiums or fraud), or amended to reduce any limitation of liability, to increase the amount of any deductible or co-insurance, or to add any exclusions to the coverage provided thereunder, without at least thirty (30) days' prior written notice to the Agent, and (e) they may not be canceled for non-payment of premiums or for fraud without at least ten (10) days' prior written notice to the Agent. Upon the Agent's (or any Lender's) reasonable request, the Borrower shall cause copies of all bills, statements or other documents relating to the foregoing insurance to be sent or mailed directly to the Agent, and shall in any event give notice (with a copy to the Agent) to each insurer providing any such insurance policy of the Agent's security interest therein.

5.10. Financial Information. The Borrower will deliver to the Agent and the Lenders:

5.10.1.  Annual Audited Financial Statements.   As
soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower's complete Report on Form 10-K (together with the consolidated balance sheet of the Borrower as at the end of such fiscal year and the consolidated statements of operations, statements of changes in shareholders' equity and statements of cash flows for such year, accompanied by the audit report thereon by independent certified public accountants of nationally recognized standing selected by the Borrower and approved by the Agent (which approval shall not be unreasonably withheld or delayed, and the Agent's consent to PricewaterhouseCoopers LLP being hereby given) which report shall be prepared in accordance with generally accepted auditing standards and shall be unqualified, together with any related annual report to the Borrower's shareholders.

5.10.2.  Quarterly Reports.

(a)	As soon as available and in any event within
sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, (i) the Borrower's Report on Form 10-Q (including, without limitation, the consolidated balance sheet and statements of operations and statements of cash flows of the Borrower and its Subsidiaries (in each case, unaudited) as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter)) prepared in accordance with GAAP and (ii) an Officer's Certificate to the effect that the unaudited balance sheet and statements included therein have been prepared in accordance with GAAP and present fairly the financial position and results of operations of the Borrower and its Subsidiaries as at the end of and for such fiscal quarter (subject to normal year-end audit adjustments) and whether, since the then most recent fiscal year-end report delivered pursuant to Section 5.10.1, there has been any change in the financial condition or operations of the Borrower and its Subsidiaries the result of which could reasonably be likely to result in a Material Adverse Effect as shown on the balance sheet as of said date and, if any such change has occurred, the nature thereof.

(b)	As soon as available and in any event within
sixty (60) days after the end of each of the Borrower's fiscal quarters, (i) the unaudited statement of financial performance for the Borrower's stores for such fiscal quarter, prepared in a manner consistent with those heretofore delivered to the Lenders and accompanied by an Officer's Certificate containing any changes in the location of assets held or owned by each of the Subsidiaries of the Borrower as of the date of such certificate, all in form and substance reasonably acceptable to the Agent.

5.10.3. Quarterly Compliance Certificates. As soon as available and in any event within sixty (60) days after the close of each of the first three fiscal quarters of the Borrower and within one hundred twenty (120) days after the close of each of the Borrower's fiscal years, a compliance certificate of Borrower in form reasonably acceptable to the Agent, (i) certifying that, as of the close of such fiscal quarter no Default or Event of Default had occurred and was continuing, and, (ii) setting forth calculations demonstrating compliance as of the end of such fiscal quarter with the financial and other covenants set forth in Sections 5.15 through
5.20 and Sections 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.4(c), 6.4(e),
6.6.2, 6.6.3, 6.6.5, 6.6.6, 6.7, 6.11, 6.12 and 6.13.

5.10.4. Monthly Store Sales Comparisons. As soon as available and in any event within thirty (30) days after the end of each calendar month, same store sales comparisons of the Borrower for such month and monthly year to date and in comparative form to the previous year, all in a form to be provided by the Agent not later than August 20, 2000 and accompanied by an Officer's Certificate.

5.10.5.  Budget; Financial Projections.

(a)	As soon as available and in any event not later
than November 30 of each fiscal year, the Borrower's business plan, including, without limitation, the Borrower's annual operating budget and financial projections (presented in a quarterly format) for the period beginning on the first day of the next succeeding fiscal year and ending December 31, 2003, in form and substance satisfactory to the Agent (including, without limitation, any and all major assumptions contemplated therein).

(b)	As soon as available and in any event not later
than January 31 of each year, the Borrower's presentation of its business plan described in clause (b) above, to the Lenders.

5.10.6. Shareholder, SEC and Government Reports. As soon as available, all reports sent by the Borrower, or any Subsidiary, to its shareholders and all quarterly and annual reports filed by the Borrower, or any Subsidiary, with the Securities and Exchange Commission and each other Governmental Authority having jurisdiction over the Borrower or such Subsidiary.

5.10.7. Subordinated Debt. Concurrently with the delivery thereof to any holder of (or trustee for the holders of) any Subordinated Debt, copies of all notices or other communications delivered by the Borrower or any Subsidiary with respect to such Subordinated Debt.

5.10.8.  Other Information.

(a)	All monthly reports reasonably requested by the
Agent, which shall be reviewed by FTI Consulting/Policano & Manzo until such time (after February 28, 2001) that the Agent shall determine, in its sole discretion, that such review is no longer required.

(b)	On a bi-monthly basis, all information
pertaining to the financial performance of the Borrower for the two fiscal month period most recently ended (the "Two-Month Period"), past projections related to such Two-Month Period, projections for the two fiscal month period commencing at the end of such Two-Month Period and other information as requested by the Agent, commencing on September 15, 2000 and on the 15th day of each second month thereafter, to be reviewed with the Agent, until such time that the Agent shall determine in its sole discretion that such reviews are no longer required.

(c)	All other statements, reports and other
information as the Agent, any Lender or FTI Consulting/Policano &
Manzo may reasonably request concerning the financial condition and business affairs of the Borrower.

5.11. Notification. Promptly after learning thereof, the Borrower shall notify the Agent and Lenders of (a) the details of any action, proceeding, investigation or claim against or affecting the Borrower or any Subsidiary, instituted before any arbitrator or court or other Governmental Authority or, to the Borrower's knowledge threatened to be instituted, which, if determined adversely would be likely to have a Material Adverse Effect; (b) any substantial dispute between the Borrower or any Subsidiary and any Governmental Authority; (c) any labor controversy which has resulted in or, to the Borrower's knowledge, threatens to result in a strike which would materially affect the business operations of the Borrower or any Subsidiary; (d) if the Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1), (2), (5) or (6) of ' 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event," as defined in subsection (c)(2) of ' 4043 of ERISA, and the Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, the notice of such reportable event given or required to be given to the PBGC; and (e) the occurrence of any Default or Event of Default.

5.12. Blocked Account Agreement. The Borrower shall take all actions necessary to maintain the Blocked Account Agreement in full force and effect.

5.13. Additional Payments; Additional Acts. From time to time and upon demand by the Agent, the Borrower shall (a) pay or reimburse the Agent and the Lenders for all Taxes imposed on this Agreement and any other Loan Document; (b) obtain and promptly furnish to the Agent evidence of all such approvals of any Governmental Authority as may be required to enable the Borrower to comply with its obligations under the Loan Documents; and
(c) execute and deliver (and cause each Subsidiary to execute and deliver) all such other instruments, and perform all such other acts, as the Agent or any Lender may reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, in connection with the delivery to the Agent of leasehold mortgages and related documents, approvals and filings).

5.14.  Independent Board of Directors and Committees.  The
Borrower shall take all actions necessary to timely comply with the NASDAQ Stock Market regulations approved on December 14, 1999 by the Securities and Exchange Commission in connection with independent director and audit committee standards, provided, that if the Borrower shall qualify for the one non-independent director exception, it shall not avail itself of such option. In addition, the Borrower shall take all necessary corporate action such that at the time of compliance with such NASDAQ Stock Market regulations, the compensation committee of the Borrower's Board of Directors is comprised solely of independent directors.

5.15. Tangible Net Worth. The Borrower shall maintain at all times a Tangible Net Worth not less than the sum of:

(a)	$105,000,000, plus

(b)	75% of the Borrower's cumulative Net Income for
those fiscal quarters of the Borrower ended after June 30, 2000, in which the Borrower's Net Income was greater than zero, plus

(c)	100% of the amount, if any, by which the
Tangible Net Worth of the Borrower increases after June 30, 2000, as a result of the issuance of common stock or the conversion of debt securities into common stock in connection with the acquisition of another Person (or of some or all of the assets of another Person), plus

(d)	90% of the amount, if any, by which the
shareholders' equity of the Borrower increases after June 30, 2000, as a result of all other issuances of common stock or conversions of debt securities into common stock; minus

(e)	the amount by which Borrower writes down the
value of its inventory after March 31, 2000, in an amount not to exceed $24,000,000, as reflected in Borrower's financial statements for the year ended December 31, 2000; minus

(f)	the amount of the Borrower's nonrecurring
restructuring charge (which may be categorized both in a restructuring charge line item and in cost of goods sold) related to Reel.com after March 31, 2000, in an amount not to exceed
$70,000,000, as reflected in Borrower's financial statements for the three months ended June 30, 2000.

5.16.  Leverage Ratio.  The Borrower shall maintain its
Leverage Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

Date	Leverage Ratio
June 30, 2000	5.70 to 1.00
September 30, 2000	5.70 to 1.00
December 31, 2000	4.00 to 1.00
March 31, 2001	3.10 to 1.00
June 30, 2001	2.15 to 1.00
September 30, 2001	1.80 to 1.00
December 31, 2001	1.50 to 1.00
March 31, 2002	1.30 to 1.00
June 30, 2002	1.15 to 1.00
September 30, 2002	1.00 to 1.00;

provided, that if the Borrower incurs Subordinated Debt under
Section 6.2(f), the Borrower shall maintain its Leverage Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

Date	Leverage Ratio
June 30, 2000	6.70 to 1.00
September 30, 2000	6.70 to 1.00
December 31, 2000	4.40 to 1.00
March 31, 2001	3.40 to 1.00
June 30, 2001	2.35 to 1.00
September 30, 2001	1.95 to 1.00
December 31, 2001	1.70 to 1.00
March 31, 2002	1.50 to 1.00
June 30, 2002	1.35 to 1.00
September 30, 2002	1.30 to 1.00.

5.17. Interest Coverage Ratio. The Borrower shall maintain its Interest Coverage Ratio for the four fiscal quarters ended on the following respective dates at a level which is not to be less than the following respective ratios:

Date	Interest Coverage Ratio
June 30, 2000	1.80 to 1.00
September 30, 2000	1.80 to 1.00
December 31, 2000	2.20 to 1.00
March 31, 2001	2.65 to 1.00
June 30, 2001 and thereafter	3.50 to 1.00


5.18. Interest and Rent Coverage Ratio. The Borrower shall maintain its Interest and Rent Coverage Ratio for the four fiscal quarters ended on the following respective dates at a level which is not to be less than the following respective ratios:

Date	Interest Coverage Ratio
June 30, 2000	1.00 to 1.00
September 30, 2000	1.00 to 1.00
December 31, 2000	1.10 to 1.00
March 31, 2001	1.15 to 1.00
June 30, 2001 	1.40 to 1.00
September 30, 2001 and thereafter	1.50 to 1.00


5.19.  Average Per Store Contribution to Profit.  The
Borrower shall maintain for each period of four consecutive fiscal quarters of the Borrower an Average Per Store Contribution to Profit of $90,000. As used herein, "Average Per Store Contribution to Profit" means, for any period of four fiscal quarters of the Borrower, (a) the sum of Borrower's (i) operating income,
(ii) general and administrative expense, and (iii) amortization of intangibles for such period (in each case, determined in the same manner in which such amount is determined for purposes of preparing the Borrower's financial statements in accordance with GAAP and in a manner consistent with the financial statements referred to in
Section 4.6, but limited to amounts properly allocable to Stores); divided by the time-weighted average number of such Stores of the Borrower open during such period of four consecutive fiscal quarters (determined in accordance with the Borrower's current practices for determining such time-weighted average, as delivered to the Lenders in connection with this Agreement).

5.20. Adjusted Leverage Ratio. The Borrower shall maintain its Adjusted Leverage Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

Date	Adjusted Leverage Ratio
June 30, 2000	6.50 to 1.00
September 30, 2000	6.50 to 1.00
December 31, 2000	5.70 to 1.00
March 31, 2001	5.25 to 1.00
June 30, 2001	4.45 to 1.00
September 30, 2001	4.15 to 1.00
December 31, 2001	4.00 to 1.00
March 31, 2002	3.75 to 1.00
June 30, 2002	3.65 to 1.00
September 30, 2002	3.55 to 1.00;

provided, that if the Borrower incurs Subordinated Debt under
Section 6.2(f), the Borrower shall maintain its Adjusted Leverage
Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

Date	Adjusted Leverage Ratio
June 30, 2000	6.50 to 1.00
September 30, 2000	6.80 to 1.00
December 31, 2000	5.90 to 1.00
March 31, 2001	5.35 to 1.00
June 30, 2001	4.50 to 1.00
September 30, 2001	4.20 to 1.00
December 31, 2001	4.00 to 1.00
March 31, 2002	3.85 to 1.00
June 30, 2002	3.75 to 1.00
September 30, 2002	3.75 to 1.00.

5.21.  Dissolution of Subsidiary.  Title Wave Stores,
Inc., a Minnesota corporation, shall be legally dissolved no later than September 6, 2000.

5.22. Officer's Certificate. On the day which is 15 days prior the date on which an interest payment with respect to any Subordinated Debt is due, the Borrower shall deliver to the Agent an Officer's Certificate which shall certify to the Agent's satisfaction (with all relevant calculations to support such certification attached thereto) that such interest payment when taken together with (a) the amount necessary to effect the next succeeding Mandatory Reduction and (b) other relevant factors then existing, will not result in a breach of any of the covenants in Sections 5.15 through 5.20.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, and until payment in full of each Loan and the Notes and performance of all other Obligations, the Borrower agrees that, unless the Agent (with the consent of the Majority Lenders) shall otherwise give its prior written consent:

6.1.  Liquidation, Merger, Sale of Assets, Fundamental
Change. The Borrower shall not (and shall not permit any Subsidiary to):

(a)	merge with or into any other Person, except
(i) in a transaction in which the Borrower is the surviving entity and if, immediately after giving effect to such transaction, the surviving entity will have a Net Worth equal to at least the Net Worth of the Borrower immediately prior to giving effect to such transaction;

(b)	liquidate or dissolve (except (i) as
contemplated by the Borrower Disclosure Letter and (ii) that any Subsidiary may liquidate or dissolve into the Borrower);

(c)	enter into any consolidation, joint venture,
partnership or other combination with any other Person, except to the extent permitted under Section 6.6.3;

(d)	contract to effect, or consummate, any Asset
Disposition except with the prior written consent of the Majority
Lenders; or

(e)	create or acquire or otherwise own or possess
any Subsidiary not in existence on the Closing Date, without (x) 30 days' prior written notice to the Agent and (y) causing the Agent to receive immediately upon the formation or acquisition thereof, (i) a duly executed Subsidiary Security Agreement which shall grant the Agent a first priority security interest in all of such Subsidiary's assets, (ii) duly executed Financing Statements for filing in jurisdictions as requested by the Agent in its sole discretion and
(iii) a Guaranty with respect to such new Subsidiary.

Upon any sale or other transfer, to a Person other than the Borrower or a Subsidiary, of the Borrower's or any Subsidiary's entire interest in any assets effected in accordance with the provisions of the Loan Documents, then the Agent shall (i) release its Lien on the assets subject to such sale or transfer; and (ii) in the case of the Borrower's sale or transfer of its entire interest in a Subsidiary, release (A) the Agent's pledge of and Lien on the outstanding capital stock of such Subsidiary and its Lien on the assets of such Subsidiary, and (B) the applicable Guaranty.

6.2.  Indebtedness.   The Borrower shall not create,
incur, become liable for or suffer to exist (or permit any Subsidiary to create, incur or become liable for or suffer to exist) any Indebtedness other than the following (determined on a consolidated basis):

(a)	the Loans (including any Guaranty);

(b)	Funded Debt, other than Capital Leases, in
existence as of the date hereof and identified in Schedule 6.2(a)

(c)	Funded Debt incurred in the ordinary course of
the Borrower's business to finance the acquisition of Rental Items, secured solely by a purchase money Lien on the Rental Items so acquired (to the extent such Lien is permitted under Section 6.4(c));

(d)	Funded Debt in the form of Capital Leases
(including Capital Leases in existence as of the date hereof and identified in Schedule 6.2(d)) the aggregate principal amount of which (determined in accordance with GAAP and measured in connection with each entry into a Capital Lease after the date hereof, at the time such obligation is incurred), does not exceed an amount equal to 5% of the Borrower's Total Revenues for the period of four fiscal quarters then most recently ended;

(e)	Indebtedness under the High Yield Notes, subject
to the limitation that the aggregate original principal amount of the High Yield Notes, whenever issued, shall not exceed
$250,000,000;

(f)	subordinated debt (in addition to the
Indebtedness under the High Yield Notes) (i) issued in an aggregate principal amount over the term of the Loans that does not exceed the sum of (A) $350,000,000 minus (B) the aggregate principal amount of all High Yield Notes, whenever issued; and (ii) that (A) contains subordination provisions substantially identical to those contained in the Indenture (or otherwise acceptable to the Majority Lenders in their sole discretion), (B) matures after the Maturity Date and provides for no amortization of principal until after the Maturity Date, and (C) is unsecured; provided that, no later than twenty (20) Business Days prior to the incurrence thereof, the Borrower delivers to the Agent the Pro Forma Calculations with respect to the incurrence of such Indebtedness;

(g)	obligations of such Person under any Hedging
Agreement, provided that no such agreement increases the Indebtedness of the Borrower at any time except as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

(h)	guaranties permitted to exist under Section 6.3;

(i)	to the extent that they constitute Indebtedness,
obligations described in clauses (i) through (iv) of the definition of "Lien";

(j)	accounts payable and other liabilities, in each
case, that do not constitute Funded Debt and that have been, or are, incurred in the ordinary course of such Person's business; and

(k)	Indebtedness in connection with Investments
under Section 6.6.5 and Section 6.6.6.

6.3. Guaranties, Etc. The Borrower shall not (and shall not permit any Subsidiary to) assume, guaranty, endorse or otherwise become or remain directly or contingently liable for, or obligated to purchase, pay or provide funds for the payment of or otherwise assure a creditor against loss in respect of, any obligation or Indebtedness of any other Person, except that (a) the Borrower and its Subsidiaries may endorse negotiable instruments for deposit or collection, or incur similar liabilities in the ordinary course of business and (b) any Subsidiary required, under the terms of the Indenture (as in effect on August 13, 1997, or as amended with the prior written consent of the Majority Lenders), to guaranty the Borrower's obligations with respect to the High Yield Notes may so guaranty such obligations, provided that such Subsidiary's obligations under such guaranty are contractually subordinated to the payment of the Obligations, to the same extent that the Borrower's obligations in respect of the High Yield Notes are subordinated to the Obligations.

6.4. Liens. The Borrower shall not create, assume or suffer to exist (or permit any Subsidiary to create, assume or suffer to exist) any Lien on any of its assets, except for (determined, in each case, on a consolidated basis): (a) existing Liens securing liabilities reflected in the balance sheets referred to in Section 4.6 or disclosed in the Borrower Disclosure Letter;
(b) Liens in favor of the Agent under the Security Agreements or any other Loan Document; (c) purchase money Liens covering videotapes, video discs or videogames purchased by the Borrower or any Subsidiary in the ordinary course of business; provided that such purchase money Liens do not secure at any time an amount which exceeds 5% of the Borrower's Total Revenues for the period of four fiscal quarters then most recently ended; (d) Liens securing Indebtedness under Capital Leases incurred in compliance with
Section 6.2; (e) additional Liens (including, without limitation, Liens existing on assets at the time they are, or the Person owning them is, acquired by the Borrower or any Subsidiary) which do not at any one time, in the aggregate, secure Indebtedness exceeding an amount equal to five percent (5%) of the Borrower's Net Worth;
(f) judgment Liens, to the extent that the existence thereof does not constitute an Event of Default; and (g) Liens securing the extension, renewal or refinancing of the Indebtedness secured by Liens previously existing in compliance with this Section 6.4, provided that (i) each such Lien is limited to the property theretofore encumbered by such Lien (and proceeds thereof) and
(ii) the principal amount of the Indebtedness so extended, renewed or refinanced is not increased.

6.5. Location of Collateral. The Borrower shall not move, and shall not permit any Subsidiary to move, the location of any Collateral except (a) in the ordinary course of its business and
(b) to a jurisdiction within the United States in which the Agent has previously filed UCC-1 financing statements naming the Borrower or Subsidiary, as the case may be, as debtor and perfecting in favor of the Agent a security interest in such Collateral with the priority required by the Agreement.

6.6. Investments. The Borrower shall not make or permit to remain outstanding (and shall not permit any Subsidiary to make or permit to remain outstanding) any Investment, except that the Borrower may:

6.6.1.  Own, purchase or acquire Cash Equivalents;

6.6.2.  Without limiting the provisions of
Section 6.12 or Section 6.13, make any Permitted Acquisition on or after April 1, 2001;

6.6.3.  Make or permit to remain outstanding a
Passive Investment;

6.6.4. Transfer Trademarks to Hollywood Management and maintain its cash management system as contemplated under clauses (vi) and (vii), respectively, in the definition of "Asset
Disposition."

6.6.5.  Permit to remain outstanding loans to Mark J.
Wattles in the aggregate principal amount not to exceed $14,900,000 subject to scheduled principal amortization thereof set forth in the Wattles Note; and

6.6.6.  Make or permit to remain outstanding
(a) employee loans (other than to Mr. Wattles), in an aggregate principal amount outstanding at any time not to exceed $2,675,000 and (b) advances to employees (other than Affiliates) in an aggregate principal amount outstanding at any time not to exceed $1,000,000;

provided that (x) the cost of any individual Investment or series of related Investments described in Section 6.6.2 and 6.6.3 shall not exceed $2,000,000 and (y) the aggregate cost of all Investments shall not exceed $5,000,000 in the aggregate at any time.

6.7.  Limitations on Prepayment or Amendment of
Subordinated Debt. The Borrower shall not, and shall not permit any Subsidiary to: (a) make any payments in respect of the principal of any Subordinated Debt, (b) make any payment or transfer of assets in respect of the defeasance of any Subordinated Debt, (c) repurchase, redeem or otherwise acquire any Subordinated Debt, (d) make any payment in respect of Subordinated Debt more than one (1) Business Day prior to the date on which it becomes due and payable, (e) at any time that a Default or Event of Default has occurred and is continuing, make any payment of interest or any other amount due in respect of Subordinated Debt, or (f) amend, or consent to any amendment of, the documentation governing any Subordinated Debt (other than the Second Supplemental Indenture, dated as of January 20, 2000, among Borrower and U.S. Trust Company, National Association, as trustee under the Indenture, in the form filed with the Securities and Exchange Commission as Exhibit 10.3 to Borrower's Annual Report on Form 10-K for the fiscal year ended December 31,
1999).

6.8. ERISA Compliance. Neither Borrower nor any member of the Controlled Group nor any Plan of any of them shall (a) engage in any "prohibited transaction" (as such term is defined in ' 406 of ERISA or 4975 of the Code); (b) incur any "accumulated funding deficiency" (as such term is defined in ' 302 of ERISA) whether or not waived; (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of Borrower or any member of the Controlled Group pursuant to ' 4068 of ERISA; or
(d) violate state or federal securities laws applicable to any Plan.

6.9. Transactions with Affiliates. The Borrower shall not (and shall not permit any Subsidiary to) enter into any transaction with any Affiliate of the Borrower except (a) upon fair and reasonable terms no less favorable to the Borrower or the affected Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower;
(b) (i) if any such transaction (or series of such transactions) involves aggregate payments in excess of $1,000,000 in any fiscal year, such transaction(s) is/are: (A) set forth in writing,
(B) approved by a majority of the disinterested members of the Borrower's Board of Directors; (c) if any transaction or series of transactions (other than royalty arrangements between the Borrower and Hollywood Management in connection with the Tradename transfer permitted under Section 6.6.4) involves aggregate payments in excess of $5,000,000 in any fiscal year, such transaction(s) are additionally determined to be fair, from a financial standpoint, to the Borrower or the relevant Subsidiary by a nationally recognized consulting, accounting, appraisal or investment banking firm and
(d) without limiting the foregoing, as permitted under
Section 6.6.5.

6.10. Change in Business. The Borrower shall not (and shall not permit any Subsidiary to) engage in any material line of business substantially different from those lines of business carried on by the Borrower on the date hereof; except that the Borrower may, either directly or through one or more Subsidiaries, engage in one or more Ancillary Businesses, provided that the sum of Borrower's Aggregate Investments in such Ancillary Businesses, plus Borrower's Aggregate Investments in Passive Investments permitted under Section 6.6.3, does not at any time exceed 5% of the Borrower's Net Worth.

6.11.  Accounting Change.  The Borrower, and each of its
Subsidiaries, shall maintain a fiscal year ending on December 31 and shall not make any significant change in accounting policies or reporting practices other than changes required by law.

6.12. Capital Expenditures. The Borrower shall not (and shall not permit any of its Subsidiaries to) incur any Capital
Expenditures other than those incurred in connection with
(x) inventory acquired in the ordinary course of business,
(y) repair and maintenance costs, in the ordinary course of business and (z) building or acquiring new Stores, provided, that

	(I)  	for the period commencing on June 30, 2000
and extending through and including December 31, 2000, the aggregate number of additional Stores permitted under Section 6.13 shall not exceed 65
Stores;

	(II)  	for the period commencing on January 1,
2001 and extending through and including June 30, 2001, the aggregate number of additional Stores permitted under Section 6.13 shall not exceed an amount equal to the sum of (x) 139 minus
(y) additional Stores permitted (for which expenses have been incurred) under clause (I); and

	(III)  	subject to the limitation set forth in the
proviso in Section 2.3.2, the aggregate number of additional Stores permitted under clauses (I) and
(II) may be augmented if the Borrower shall have received any Net Cash Proceeds, by (a) for newly built (by the Borrower) Stores, an amount equal to
(i) 40% of such Net Cash Proceeds divided by
(ii) $500,000 and (b) for acquired Stores, any number of additional Stores for which the maximum cost of each individual acquisition is not greater than $700,000, provided that the aggregate acquisition cost of all such Stores shall not exceed the sum of
(i) 40% of Net Cash Proceeds minus (ii) amounts used under clause (III)(a).

6.13.  Stores.  Other than as provided in Section
6.12(z)(III), the Borrower shall not enter into any new store leases, or make any material expenditure in connection with any new store lease or store opening unless there is already in existence as of the Closing Date a fully-executed store lease; provided that the Borrower may enter into a substitute lease (contemporaneously or within a reasonable time) after terminating an existing lease so long as such substitute lease (x) does not increase the Borrower's total store count and (y) does not contemplate a space which encompasses a materially greater amount of square footage than the original lease.

ARTICLE VII.

EVENTS OF DEFAULT

7.1. Events of Default. The occurrence of any of the following events (for whatever reason, and whether voluntarily or involuntarily, by operation of law or otherwise) shall constitute an "Event of Default" hereunder:

7.1.1. Loan Payment Default. The Borrower shall fail to pay when due any amount of principal on any Loan; or

7.1.2. Other Payment Default. (a) The Borrower shall fail to pay any interest on any Loan and such failure shall remain unremedied for two (2) Business Days, or (b) the Borrower, or any Subsidiary, shall fail to pay any other amount payable by it hereunder or under any Loan Document and such failure shall remain unremedied for five (5) days; or

7.1.3. Breach of Warranty. Any representation or warranty made or deemed made by the Borrower or any Subsidiary under or in connection with this Agreement or any other Loan Document, or set forth in any other certificate or document delivered in connection herewith or therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

7.1.4.  Breach of Certain Covenants; Failure of
Security.

(a)	The Borrower shall fail to perform or observe
any covenant set forth in Sections 5.11(e), 5.12, 5.14, 5.15 through 5.22, Article VI or in Section 5 or 8 of the Borrower Security Agreement, or any Subsidiary shall fail to perform any covenant set forth in Section 5 or 8 of the Subsidiary Security Agreement to which it is a party; or

(b)	(i) the Borrower or any Subsidiary shall
disavow, or purport to revoke, its obligations under this Agreement or any other Loan Document or (ii) this Agreement, any Security
Agreement, any Guaranty or any other Loan Document shall fail to be valid or enforceable in any material respect.

7.1.5. Breach of Other Covenants. The Borrower or any Subsidiary shall fail to perform or observe any other covenant, obligation or term of this Agreement or any other Loan Document and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent; or

7.1.6.  Material Adverse Changes; Extraordinary
Situation. There shall occur (a) any event or occurrence having, or that could reasonably be expected to have, a Material Adverse Effect, or (b) any extraordinary situation, in either case, which gives the Lenders reasonable grounds to believe that the Borrower may not, or will be unable to, perform or observe in the normal course, in any material respect, its obligations under the Loan Documents; or

7.1.7.  Cross-Default.

(a)	(i) The Borrower, or any Subsidiary, shall fail
to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal of any Indebtedness the outstanding principal amount of which, at the time of such failure, exceeds $2,000,000 but does not exceed $10,000,000, or any interest or premium thereon, and such failure shall continue after the expiration of the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or
(ii) the Borrower, or any Subsidiary, shall fail to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed, and such failure shall continue after the expiration of the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to legally and in accordance with the applicable documents permit the acceleration of the maturity of such Indebtedness; or

(b)	(i) the Borrower, or any Subsidiary, shall fail
to pay when due any amount due in respect of any Indebtedness the outstanding principal amount of which, at the time of such failure, exceeds $10,000,000, or (ii) any event shall occur that, with or without the giving of notice or the lapse of time, or both,
(A) causes, or would cause, the acceleration of any Indebtedness of the Borrower or any Subsidiary having at the time an outstanding principal amount in excess of $10,000,000, or (B) entitles, or would entitle, the holders of any such Indebtedness to accelerate, or to require the repurchase, redemption, defeasance, repayment or retirement of, such Indebtedness (including, without limitation, the occurrence of any "Change of Control," as defined in the Indenture), and, in either case (but only if the agreement or instrument governing such Indebtedness specifically provides a grace period with respect to such failure or occurrence), such event continues beyond the earlier of (1) the date that is five (5) Business Days after the occurrence thereof or (2) the expiration of the applicable grace period specified in the agreement or instrument governing such Indebtedness;

provided, however, in any such case, that mere allegations of a default by the Borrower under any agreement or instrument governing any such Indebtedness shall not, without more, be an Event of Default hereunder (it being understood that the delivery by any affected Person, in writing, of a notice of default, or of a notice asserting that a default exists, constitutes more than a mere allegation); or

7.1.8. Voluntary Bankruptcy, Etc. The Borrower, or any Subsidiary, shall: (a) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (b) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

7.1.9. Involuntary Bankruptcy, Etc. (a) An order for relief shall be entered against the Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed within sixty (60) days thereafter; or (b) there shall be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises, which is not stayed within sixty (60) days after its entry, (i) (A) adjudging the Borrower or any Subsidiary a bankrupt or insolvent under, or (B) ordering relief against it under, or
(C) approving as properly filed a petition seeking relief against it under, the provisions of any other bankruptcy, insolvency or other similar law of the United States of America or any state thereof or of any other country or jurisdiction (whether now existing or hereafter becoming applicable) providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or
(ii) appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower or any Subsidiary or of any substantial part of the property of Borrower or any Subsidiary, or ordering the reorganization, winding-up or liquidation of its affairs; or (c) a period of sixty (60) days shall expire after the filing of any involuntary petition against the Borrower or any Subsidiary seeking any of the relief specified in Section 7.1.8 or this Section 7.1.9 without the petition being dismissed prior to that time; or

7.1.10.  Insolvency, Etc.  The Borrower, or any
Subsidiary, shall (a) make a general assignment for the benefit of its creditors, or (b) consent to the appointment of, or taking of possession by, a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of the Borrower or any Subsidiary, or (c) admit its insolvency or inability to pay its debts generally as they become due, or (d) fail generally to pay its debts as they become due, or (e) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of the Borrower or such Subsidiary (other than a voluntary liquidation, by the Borrower, of a Subsidiary); or

7.1.11. ERISA. The Borrower, or any member of the Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 that it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multiemployer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of $1,000,000 shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, or any plan administrator of any such Plan, or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

7.1.12. Judgments; Recorded Tax Liens. (a) One or more final judgments or orders for the payment of money exceeding, in the aggregate, $2,000,000, or its equivalent in another currency, shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without having being vacated, discharged or satisfied, or stayed or bonded pending appeal; or
(b) the filing or recording, by any Governmental Authority with respect to any assets of the Borrower or any Subsidiary, of any one or more notices of lien in respect of unsatisfied, undischarged or unreleased claims of or Taxes (other than ad valorem real or personal property taxes that are not yet delinquent) aggregating in excess of $2,000,000, if such condition remains in effect for thirty (30) consecutive days.

7.1.13. Government Approvals, Etc. (a) Any approval of any Governmental Authority or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by the Borrower or any Subsidiary of its obligations under this Agreement or any other Loan Document is revoked, withdrawn or withheld or shall fail to remain in full force and effect; or (b) any Governmental Authority shall take any act that, in the reasonable opinion of the Agent, deprives the Borrower or any Subsidiary of any substantial right, privilege or franchise or substantially restricts the exercise thereof, where the effect of such act, if not revoked or rescinded, could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary and such act shall not be revoked or rescinded within thirty (30) days after it shall have become effective.

7.2.  Consequences of Default.

7.2.1.  If any of the Events of Default described in
Section 7.1.8 or Section 7.1.9 shall occur: (a) the Total Commitment and each Lender's respective Commitment shall immediately terminate, and the principal of and the interest on the Loans and all other sums payable by Borrower hereunder, under the Notes and under the other Loan Documents shall become immediately due and payable, all without protest, presentment, notice or demand, all of which the Borrower expressly waives.

7.2.2. If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing: (a) the Agent (i) shall, at the request of the Majority Lenders, or
(ii) may, with the consent of the Majority Lenders, immediately terminate (by written notice to the Borrower) the Total Commitment and each of the Lenders' respective Commitments, and (b) if Loans shall have been made, the Agent (i) shall, at the request of the Majority Lenders, or (ii) may, with the consent of the Majority Lenders, declare (by written notice to the Borrower) the principal of and the interest on the Loans and the Notes and all other sums payable by the Borrower hereunder or under the Notes or any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable, all without protest, presentment, notice, or demand, all of which the Borrower expressly waives. In addition, regardless of whether the Borrower's obligations to repay the Loans shall have been accelerated pursuant to the preceding sentences, the Agent may, at its option, realize on any or all of the Collateral by exercising any rights or remedies provided in each Security Agreement or in any other Loan Document or otherwise available under applicable law.

ARTICLE VIII.

THE AGENT

8.1.  Authorization and Action.  Each Lender hereby
(subject to Section 8.6) irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender, and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.
As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and any holders of any Note; provided, however, that:

(a)	the Agent shall not be required to take any
action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law;

(b)	if the Agent so requests, the Agent shall first
be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action upon the instructions of the Majority Lenders;

(c)	without the consent of all Lenders, the Agent
shall not:

	(i)  	(except in connection with a sale or
transfer of assets permitted under the terms of the Loan
Documents or as otherwise expressly permitted hereunder or under any other Loan Document) release any Collateral or Guaranty;

	(ii)  	change the Total Commitment (other
than changes made pursuant to Section 2.3);

	(iii)  	change any Lender's Commitment (other
than changes made pursuant to Section 2.3);

	(iv)  	change the definition of "Majority
Lenders";

	(v)  	change the conditions precedent set
forth in Article III; or

	(vi)  	change the time of payment or rates of
interest, the time of payment or amounts of fees, or the timing of payments or amounts of principal due in respect of Loans; and

(d)	the terms of Section 2.5, Section 2.11.3 and
this Article VIII shall not be amended without the prior written consent of the Agent (acting for its own account). In the absence of instructions from the Majority Lenders, the Agent shall have the authority (but no obligation), in its sole discretion, to take or not to take any action (unless this Agreement specifically requires the consent of the Lenders or the consent of the Majority Lenders therefor), and any such action or failure to act shall be binding on all the Lenders and on all holders of the Notes; provided, however, that, upon any Lender's request that the Agent deliver a notice to the Borrower pursuant to Section 7.1.5, the Agent shall, if it concurs in such Lender's determination that the Borrower has failed to perform or observe any covenant, obligation or term of any Loan Document described therein, promptly deliver such notice. Each Lender, and each holder of any Note, shall execute and deliver such additional instruments, including powers of attorney in favor of the Agent, as may be necessary or desirable to enable the Agent to exercise its powers hereunder. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders." Notwithstanding the foregoing, if a Defaulting Lender shall dispute the Agent's determination of the defaulted status of such Lender, such Lender may give written notice to the Agent and each other Lender setting forth the basis upon which such Lender disputes the Agent's determination; under such circumstances, the Lenders shall attempt in good faith to resolve such dispute within the ninety (90)-day period following Agent's original determination, and during such period the suspension of voting rights for such Defaulting Lender referred to in the preceding sentence shall not apply, provided that if such dispute is not resolved within such 90-day period, then such suspension of voting rights shall thereafter apply. The provisions of the immediately preceding sentence shall not alter a condition or any other provision of this Agreement with respect to a failure on the part of any Lender to fund its Percentage Interest of any Loan or otherwise to perform its obligations under the Loan Documents.

8.2.  Duties and Obligations.

8.2.1.  Limitations on Obligations.  Neither the
Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:

(a)	may treat each Lender that is a party hereto as
the party entitled to receive payments hereunder until the Agent receives written notice of the assignment of such Lender's interest herein, signed by such Lender and made in accordance with the terms hereof and an Assignment Agreement, duly executed by such Lender and its assignee, in substantially the form of Exhibit B (each such agreement, an "Assignment Agreement");

(b)	may consult with legal counsel (including
counsel for the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts;

(c)	(i) makes no warranty or representation to any
Lender, and (ii) shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or in any instrument or document furnished pursuant hereto or thereto;

(d)	shall not have any duty to ascertain or to
inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents on the part of the Borrower or any Subsidiary or as to the use of the proceeds of any Loan or as to the existence or possible existence of any Default or Event of Default;

(e)	shall not be responsible to any Lender for the
due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement or any other Loan Document or of any instrument or document furnished pursuant hereto or thereto; and

(f)	shall incur no liability under or in respect of
this Agreement (i) by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telegram, facsimile transmission, cable or telex) believed by it to be (A) genuine and (B) signed or sent by the proper party or parties or (ii) by acting upon any representation or warranty of the Borrower or any Subsidiary made or deemed to be made hereunder.

8.2.2. Use of Agents, Employees, Etc. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.2.3. Payments, Deliveries to Lenders. The Agent shall account to each Lender for such Lender's Percentage Interest of payments of principal of, interest on and fees in respect of the Loans (other than fees payable to the Agent for its own account) received by the Agent from the Borrower or any Subsidiary, and shall promptly remit to the Lenders entitled thereto all such payments. The Agent shall transmit to each Lender copies of all documents received from the Borrower or any Subsidiary pursuant to the requirements of this Agreement, other than documents which by the terms of this Agreement the Borrower is obligated to deliver directly to the Lenders.

8.3. Dealings Between Agent and Borrower. With respect to its Commitment and the Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, act and generally engage in any kind of business with the Borrower and its Subsidiaries, and any Person that may do business with the Borrower or any of its Subsidiaries, all as if the Agent were not the Agent hereunder and without any duty to account therefor to the Lenders.

8.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based upon such documents, information and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, as applicable. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based upon such documents, information and investigation as it shall deem appropriate at the time, continue to make its own credit analysis and decisions with respect to the taking or not taking of any action under this Agreement or the other Loan Documents. Except for notices, reports and other documents expressly required by this Agreement or any other Loan Document to be furnished to the Lenders by the Agent, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operation, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Agent or any of its Affiliates or any officer, director, employee, agent or attorney-in-fact of the Agent or any of its Affiliates (collectively (with the Agent), the "Agent-Related Persons").

8.5. Indemnification by Lenders. The Lenders agree to indemnify the Agent and each other Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of (a) this Agreement or any other Loan Document or (b) any action taken or omitted by or on behalf of the Agent under this Agreement or any other Loan Document or otherwise in connection with the making, funding, administration or enforcement of the Loans or the preservation of any right in respect thereof, except as a result of such Agent-Related Person's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly on demand, in proportion to its Percentage Interest, for any out-of-pocket expenses, including legal fees, incurred by the Agent in connection with the administration or enforcement of or the preservation of any rights under this Agreement or any other Loan Document (to the extent that the Agent is not reimbursed for such expenses by the Borrower and without limiting the obligation of the Borrower to do
so).

8.6. Successor Agent. The Agent may give written notice of its resignation at any time to the Lenders and the Borrower, and may be removed at any time, with cause, by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right (with the approval (not to be unreasonably withheld) of the Borrower, unless (i) such successor Agent is the Documentation Agent or a Co-Agent, or (ii) an Event of Default has occurred and is continuing) to appoint a successor Agent, who shall concurrently assume the rights and obligations of the Swing Line Lender hereunder (including the Swing Line Lender's commitment to fund Swing Line Borrowings and its interest in outstanding advances under the Swing Line). If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation or the Majority Lenders' removal of the Agent, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank organized under the laws of the United States or of any state thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $500,000,000.
Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and Swing Line Lender, and the retiring Agent and Swing Line Lender shall be discharged from its duties and obligations under this Agreement. Until such acceptance by a successor Agent and Swing Line Lender, the retiring Agent shall continue as "Agent" and "Swing Line Lender" hereunder. Notwithstanding any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any company into which the Agent may be merged or converted, or with which it may be consolidated, and any company resulting from any merger, conversion or consolidation to which the Agent shall be a party, and any company to which the Agent may sell or transfer all or substantially all of its agency relationships, shall be the successor to the Agent without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

8.7. Documentation Agent; Co-Agents. No Lender identified in this Agreement or any other Loan Document as "Documentation Agent" or "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those that are applicable to all Lenders as such; and no other Person identified in this Agreement or any other Loan Document as "Documentation Agent" or "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those, if any, that are expressly to such Person. Without limiting the generality of the foregoing, no Lender or other Person so identified shall, or be deemed to, have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or any of the other Loan Documents or in taking or not taking action hereunder or thereunder.

ARTICLE IX.

MISCELLANEOUS

9.1.  No Waiver; Remedies Cumulative.  No failure by the
Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event
(a) constitute a cure or waiver of any Default Event of Default under this Agreement or any other Loan Document or (b) prejudice the rights of the Agent or any Lender in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

9.2.  GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS (EXCEPT, IN THE CASE OF ANY OTHER LOAN DOCUMENT, TO THE
EXTENT OTHERWISE PROVIDED THEREIN) SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK,
WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES.

9.3. Notices. All notices and other communications provided for in this Agreement, or that any party shall desire to deliver to any other party with respect to the transactions contemplated hereby, shall be in writing or (unless otherwise specified) by telex, facsimile transmission, telegram or cable, and shall be mailed (with first class postage prepaid) or sent or delivered to each party (a) at the address set forth under its name on the signature pages hereof, or (b) at such other address as shall be designated by such party in a written notice to each other party delivered in accordance with the provision of this Section 9.3. Except as otherwise specified: (x) all notices or other communications sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, (y) all notices or other communications sent by a nationally recognized overnight courier service, if duly given, shall be effective one (1) Business Day after delivery to such courier service (with the relevant fees paid or duly provided for), and (z) all other notices or other communications, if duly given or made, shall be effective upon receipt.

9.4.  Assignment and Participations.

9.4.1. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and permitted assigns, provided that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender, and any such assignment or transfer purported to be made without such consent shall be ineffective.

9.4.2.  Sale of Participations.

(a)	Any Lender may at any time sell participation
interests in its Loans and Commitment to any other Person, provided that no such participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such participation under the securities laws of any jurisdiction. Such sales may be made without the consent of the Agent, the Borrower or any other Lender; provided, however, that (i) the selling Lender shall have provided the Borrower and the Agent with prior written notice of the proposed sale of any participation interest in any Loan or in such Lender's Commitment; and (ii) the selling Lender retains the right to vote as a Lender hereunder in respect of the interest sold without being bound to (A) obtain the consent of its participant or (B) exercise its rights in accordance with instructions received from its participant, except that the participant's consent may be required for (w) proposed increases in the Total Commitment; (x) proposed changes to the timing or amount of principal payments; (y) proposed changes to the timing, rate(s) or amount(s) of payments of interest or fees; or (z) proposed releases of any Collateral or Guaranties for which the consent of such Lender would be required hereunder.

(b)	All amounts payable by the Borrower hereunder or
under any other Loan Document (including, without limitation, amounts payable to any Lender selling a participation under
Section 2.7 or Section 2.13), shall be determined as if such Lender had not sold such participation; provided that the Borrower and each Lender hereby acknowledge and agree that, for purposes of Sections 9.5.1 and 9.6, (i) such participation shall give rise to a direct obligation of the Borrower to the participant, and (ii) such participant shall be considered to be a "Lender."

(c)	No Lender shall, as between (i) the Borrower,
the Agent or any other Lender and (ii) such Lender, be relieved of any of its obligations hereunder or under any other Loan Document as a result of any such sale of a participation.

9.4.3.  Assignments.  Any Lender may at any time:

(a)	assign to any other Lender or to any Affiliate
of any Lender or to a fund managed by the same investment manager as such Lender, or

(b)	after first obtaining the approval of (i) unless
the assigning Lender is the Documentation Agent or an Affiliate thereof, the Agent, and (ii) unless any Event of Default has occurred and is continuing, the Borrower (in either case, which approval will not be unreasonably withheld), assign, to any Eligible Assignee, all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment and the Loans owing to it); provided that no such, assignment shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such participation under the securities laws of any jurisdiction; and provided further that (v) (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and other Loan Documents, and the assignment shall cover the same percentage of such Lender's Commitment and Loans, and (ii) the commitment of the Swing Line Lender to fund Swing Line Borrowings and the Swing Line Lender's interest in outstanding Swing Line Borrowings may not be assigned to any Person other than a Person who concurrently becomes both a successor Agent pursuant to Section 8.6 and the Swing Line Lender, (w) unless the Agent and (unless any Event of Default has occurred and is continuing) the Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment to any Person other than a Person that is already a Lender (determined as of the date of the Assignment Agreement with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (x) after giving effect to such assignment (unless the assignment is of the assigning Lender's entire remaining interest in the Loans), the aggregate amount of the Commitment retained by the assigning Lender shall in no event be less than $5,000,000, (y) the parties to each such assignment shall execute and deliver to the Agent (to the extent applicable, for its acceptance and the acceptance of the Borrower), an Assignment Agreement, and (z) the Agent shall receive from the assignor a processing fee of $3,000. Unless the Agent or (where the Borrower's consent is required) the Borrower gives written notice to the assigning Lender that it objects to the proposed assignment (together with a written explanation of the reasons behind such objection) within ten (10) Business Days following receipt of the assigning Lender's written request for approval of the proposed assignment, the Agent or the Borrower, as the case may be, shall be deemed to have approved such assignment. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than rights of indemnification) and be released from its obligations under this Agreement (and, if such assignment is of such Lender's entire remaining Commitment, shall cease to be a party hereto).

9.4.4.  Assignments or Pledges to Federal Reserve
Bank or Trustee.

(a)	Any Lender may pledge or assign all or any part
of its interest under the Assignments or Pledges to Federal Reserve Bank. Any Loan Documents for security purposes to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by the pledgee Federal Reserve Bank; provided that (a) no Lender shall, by reason of such pledge or assignment, be relieved of any of its obligations hereunder or under any other Loan Document, and (b) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the pledging/assigning Lender to take, or omit to take, any action in respect of the Loans.

(b)	Any Lender which is a trust may pledge all or
any part of its interest hereunder to its trustee for the benefit of the trust's beneficiaries.

9.4.5.  Certain Effects of Assignments,
Participations and Pledges.

(a)	Upon its receipt of an Assignment Agreement
executed by an assigning Lender and an assignee, together with the processing fee referred to in Section 9.4.3 and any withholding documentation required to be delivered pursuant to Section 2.13, the Agent shall (subject to the provisions of Section 9.4.3 relating to the Agent's right of consent to assignments): (i) accept such Assignment Agreement by executing a counterpart thereof, (ii) record the information contained therein in the Agent's records relating to the Loans; and (iii) give prompt notice thereof to the Borrower (including, to the extent that the Borrower's consent thereto is required, the delivery of a counterpart thereof to the Borrower for its execution and return to the Agent for transmittal to the assigning Lender). The Agent shall maintain a copy of each Assignment Agreement delivered to it and accepted as provided herein.

(b)	The assignee of any permitted sale or assignment
(including assignments for security and sales of participations) shall have the same rights and benefits against the Borrower and otherwise under the Loan Documents (except however, in the case of sales of participations, the right to grant or withhold consents or otherwise vote in respect thereof and the right to payment of certain increased costs and amounts in respect of withholding taxes, as provided in Section 9.4.2(b)), including the right of setoff, and in the case of any outright assignment (as distinguished from an assignment for security or the sale of a participation) the same obligations in respect thereof, as if such assignee were an original Lender. Except to the extent otherwise required by the context of this Agreement, the word "Lender" where used in this Agreement shall mean and include any holder of a Note originally issued to a Lender hereunder, and each such holder shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto. Any outright assignment of a Lender's interest hereunder to another Lender made in conformance with the terms of this Section 9.4 shall result in a corresponding adjustment to the selling and purchasing Lenders' Commitments and Percentage Interests. At the request of any assignee of a Lender, the assigning Lender shall, upon the effectiveness of any assignment (or as promptly thereafter as practicable), surrender its Note to the Agent to be exchanged for a new Note(s) in the name(s) of the assigning Lender (if it retains any interest hereunder) and its assignee, to reflect the Commitment(s) of the assigning Lender and its assignee after giving effect to such assignment.

9.4.6. Confidentiality. The Agent, and each of the Lenders, understands that some of the information and documents furnished to it pursuant to this Agreement or the other Loan Documents may be confidential, and agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except
(a) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents;
(b) in accordance with the Agent's or such Lender's obligations under law or regulations or pursuant to subpoenas or other legal process to make information available to governmental agencies and examiners or to others; (c) to any corporate parent or (if such Affiliate is a financial institution) other Affiliate of Agent or such Lender, solely for purposes of the administration or enforcement of the Loans, so long as such parent or other Affiliate agrees to accept such information or agreement subject to the restrictions provided in this Section 9.4.6; (d) to any participant of the Agent or such Lender that agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section 9.4.6; (e) to the Agent or to any other Lender and such Agent's and such other Lender's respective counsel and other professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.4.6; (f) to proposed assignees and participants that agree to keep such information, documents or agreements confidential in accordance with the restrictions provided in this Section 9.4.6; or (g) with the prior written consent of the Borrower.

9.4.7. Representations of Lenders. Each Lender represents and warrants to the Borrower, the Agent and each of the other Lenders as follows:

(a)	Such Lender is an Eligible Assignee described in
clause (a) of the definition of "Eligible Assignee" (and each Guarantor shall be entitled to rely on such representation and warranty);

(b)	Such Lender has experience and expertise in the
making of loans such as the Loans; and

(c)	Such Lender will make (or purchase, as the case
may be) its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or other federal securities laws (it being understood that, subject to the provisions of the Loan Documents relating to the transfer of interests thereunder, the disposition of such Loans, or any interests therein, shall at all times remain within such Lender's exclusive control).

9.5.  Indemnification by Borrower; Expenses.

9.5.1.  Indemnification.  Whether or not the
transactions contemplated hereby shall be consummated, the Borrower shall pay, indemnify and hold each Agent-Related Person, and each of the Documentation Agent, each Co-Agent and each Lender and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorneys' fees and expenses incurred by the Agent or any of the Lenders), of any kind or nature whatsoever, that may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or the replacement of any Lender)(collectively, "Indemnified Liabilities") be imposed on, incurred by or asserted against any such Indemnified Person in any way arising out of or in connection with or by reason of, the negotiation, performance, enforcement, preparation of a defense of any claim, litigation, investigation or proceeding relating to or arising out of or in connection with (a) this Agreement or any other Loan Document, (b) the High Yield Offering, (c) the transactions contemplated hereby or thereby, (d) the use of any Loan proceeds, or
(e) any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing; provided that (x) the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person; and (y) no Indemnified Person that is (i) an Initial Purchaser, as defined in the Purchase Agreement dated August 7, 1997 (the "Purchase Agreement") for the purchase and sale of the High Yield Notes, or (ii) an officer, employee or person who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act (as such terms are defined in the Purchase Agreement)(any such Person, in its capacity as an Initial Purchaser or an officer, employee or person who so controls any Initial Purchaser (and not in its capacity as a Lender, Agent or Agent-Related Person, Documentation Agent or Co-Agent or an officer, director, employee, counsel, agent or attorney-in-fact of any of the foregoing), a "High Yield Offering Person"), shall be entitled to be indemnified under clause (b) of this Section 9.5.1 for Indemnified Liabilities imposed on, incurred by or asserted against such Indemnified Person solely in its capacity as a High Yield Offering Person, it being the intent that each such Person's rights of indemnity with respect to the High Yield Offering and the purchase and sale of the High Yield Notes, in such Person's capacity as a High Yield Offering Person, shall arise solely under, and be governed exclusively by, the Purchase Agreement. All amounts owing under this Section 9.5.1 shall be paid promptly upon demand. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person in respect of any Indemnified Liabilities using legal counsel selected by the Borrower to such Indemnified Person at the sole cost and expense of the Borrower. Without limiting the generality of the foregoing, in the event that any Indemnified Person becomes involved in any capacity other than in such Person's capacity as a High Offering Person in any action, proceeding or investigation brought by or against any Person in connection with or as a result of the Loans or any matter referred to in this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, the Borrower shall periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

9.5.2. Expenses. The Borrower shall pay immediately upon demand (a) all reasonable costs, fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Agent in connection with the preparation, review, execution and delivery of, and the exercise of its duties under, this Agreement and any of the other Loan Documents, and the preparation of amendments, supplements and waivers hereunder and thereunder; (b) all reasonable costs, fees and expenses, including reasonable attorneys' fees and expenses, incurred by the Agent or the Lenders in connection with the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of any rights or remedies of the Agent or any of the Lenders under this Agreement or any other Loan Document (including in connection with any "workout" or restructuring relating to this Agreement or any bankruptcy or insolvency case involving Borrower or any of its Subsidiaries or other Affiliates); and (c) all reasonable costs, fees and expenses incurred by Agent and each of the Lenders for appraisals, audits, environmental inspections and reviews, searches and filings in connection with any of the foregoing. As used in this Agreement, the term "reasonable attorneys' fees and expenses" shall include, without limitation, reasonable allocable costs and expenses of the Agent's and the Lenders' in-house legal counsel, outside legal counsel and financial advisors and staff, and "reasonable costs, fees and expenses" shall include, without limitation, reasonable allocable costs, fees and expenses of the Agent's and the Lenders' internal appraisal, audit, environmental and other similar services, and reasonable fees and disbursements of expert witnesses and other outside consultants.

9.6. Setoff. In addition to all Liens upon, and rights of setoff against, the monies, securities or other property of the Borrower given to the Agent or any Lender by law, the Agent, and each Lender, shall have a lien upon and a right of setoff against all monies, securities and other property of the Borrower now or hereafter in the possession of or on deposit with such Person, whether held in a general or special account or deposit or for safekeeping or otherwise, and, subject to any provision of this Agreement to the contrary, every such Lien and right of setoff may be exercised without demand upon or prior notice to the Borrower. Each Person exercising any such right of setoff shall notify the Agent and the Borrower thereof promptly thereafter, but no failure to give any such notice shall affect the validity of the relevant setoff. No Lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of the Agent or any Lender, or by any neglect to exercise such right of setoff or to enforce such Lien, or by any delay in so doing, and every right of setoff and Lien shall continue in full force and effect until such right of setoff or Lien is specifically waived or released by an instrument in writing executed by the Person entitled thereto.

9.7. No Third Party Beneficiaries. This Agreement and each of the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Agents, the Lenders, the Arrangers and the Indemnified Persons and their respective permitted Successors and assigns, and, except as expressly provided (a) in Section 9.4.2(b) with respect to participants, or (b) in Section 9.4.7(a) with respect to permitted reliance thereon by the Guarantors, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

9.8.  Severability; Independence of Covenants.

9.8.1.  Severability.  Any provision of this
Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability, without (a) invalidating the remaining provisions hereof or (b) affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.8.2. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any one or more of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists. Notwithstanding any other provision of any Loan Document, any action or circumstance otherwise permitted under the Loan Documents that requires any waiver, consent or amendment of any documentation governing an issuance of Subordinated Debt shall be prohibited unless such waiver, consent or amendment is obtained prior to the taking or occurrence thereof.

9.9. Survival. The representations, warranties and indemnities of the Borrower in favor of the Agent and the Lenders, and the representations, warranties and indemnities of the Lenders in favor of the Agent, shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of this Agreement and each of the other Loan Documents, the making of any Loan, the expiration of the Total Commitment and the repayment of all Obligations and other amounts due hereunder.

9.10. Release. The Borrower and its Subsidiaries on behalf of each of them and for each of their direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents, and attorneys, and their heirs, executors, administrators, trustee, successors and assigns (collectively, the "Releasors"), hereby release and forever discharge (this "Release") each Lender and the Agent and each of their respective direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents, and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (collectively, the "Releasees") of and from any and all claims, liabilities, demands, rights, obligations, damages, expenses, attorneys' fees and causes of action whatsoever from the beginning of the world to the date hereof, whether individual, class or derivative in nature, whether at law or in equity, whether based on federal, state or foreign law or right of action, foreseen or unforeseen, mature or unmatured, known or unknown, accrued or not accrued, which Releasors have or had against the Releasees, arising out of or relating to this Agreement or any other Loan Document (the "Released Claims"), and covenants not to institute, maintain, or prosecute any action, claim, suit, proceeding or cause of action of any kind to enforce any of the Released Claims. In any litigation arising from or related to an alleged breach of this Release, this Release may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. The Releasors expressly covenant and agree that this Release shall be binding in all respects upon their respective successors, heirs, assigns and transferees, and shall inure to the benefit of the heirs, successors and assigns of Releasees. Notwithstanding the foregoing, (x) the Agent and the Lenders hereby expressly reserve any rights they have or may have, collectively and individually, in connection with the Wattles Loan and (y) the Borrower hereby reserves its rights to assert any defense it may have with respect to the Wattles Loan in a proceeding brought against the Borrower by the Agent or any Lender, provided that the Borrower may not assert any such defense or defenses with respect to any of the Obligations.

9.11. Limitation on Liability. To the extent permitted by applicable law, no claim may be made by the Borrower, any Lender or any other Person against the Agent or any Agent-Related Person, the Documentation Agent, any Co-Agent or any Lender, or the Affiliates, directors, officers, employees, attorneys or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that if a Lender refuses to fund a Loan and a court of competent jurisdiction finds that such refusal was without justification and in bad faith, such Lender may be liable to the Borrower for the Borrower's reasonable and foreseeable damages resulting from such refusal to fund. If for any reason any Lender breaches its obligation to make any Loan hereunder, neither the Agent nor any other Lender shall be responsible to the Borrower for any damage or loss by reason thereof, nor shall the Borrower, or any other Lender, be excused from its own performance hereunder.

9.12. Entire Agreement; Amendment. This Agreement, together with the Exhibits and Schedules hereto and the letter agreement referred to in Section 2.11.2, comprise the entire agreement of the parties, and may not be amended or modified except by written agreement of the Borrower and the Majority Lenders executed in conformance with the terms of Section 8.1. No provision of this Agreement may be waived except in writing, and then only in the specific instance and for the specific purpose for which given.

9.13.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO (a) WAIVE
ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE, DETERMINE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (b) AGREE THAT (i) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY, AND (ii) ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

9.14. Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

9.15.  Counterparts; Telecopied Signatures.  This
Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

9.16.  FORUM SELECTION AND CONSENT TO JURISDICTION.  TO
THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR SOUTHERN COURT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

	[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first written above.

BORROWER:

HOLLYWOOD ENTERTAINMENT CORPORATION


By:
Name:
Title:

Address:	9275 S.W. Peyton Lane
Wilsonville, Oregon  97070
Attn:  Donald J. Ekman
Telephone: (503) 570-1600
Facsimile: (503) 570-1680


AGENT:

SOCIETE GENERALE, NEW YORK BRANCH


By:
Name:
Title:

Address:	1221 Avenue of the Americas
New York, New York 10020
Attention: Elaine Khalil
Telephone: (212) 278-6852
Facsimile: (212) 278-7997


LENDERS:


SOCIETE GENERALE, NEW YORK BRANCH




By:
Name:
Title:


GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Documentation Agent and as a Lender



By:
Name:
Title:


CREDIT LYONNAIS LOS ANGELES BRANCH,
as a Co-Agent and a Lender



By:
Name:
Title:


DEUTSCHE BANK AG, NEW YORK BRANCH
AND/OR CAYMAN ISLANDS BRANCH,
as a Co-Agent and a Lender



By:
Name:
Title:

By:
Name:
Title:


KEYBANK NATIONAL ASSOCIATION,
as a Co-Agent and a Lender



By:
Name:
Title:


U.S. BANK NATIONAL ASSOCIATION



By:
Name:
Title:


THE SUMITOMO BANK, LIMITED



By:
Name:
Title:



By:
Name:
Title:


UNION BANK OF CALIFORNIA, N.A.



By:
Name:
Title:


VAN KAMPEN PRIME RATE INCOME TRUST

By: Van Kampen Investment Advisory Corp.


By:
Name:
Title:


THE BANK OF NOVA SCOTIA



By:
Name:
Title:



By:
Name:
Title:


THE FUJI BANK, LIMITED



By:
Name:
Title:


THE MITSUBISHI TRUST AND BANKING
CORPORATION



By:
Name:
Title:


SUNTRUST BANK CENTRAL FLORIDA, N.A.



By:
Name:
Title:


TRANSAMERICA BUSINESS CREDIT
CORPORATION



By:
Name:
Title:


CITY NATIONAL BANK



By:
Name:
Title:


BANQUE WORMS CAPITAL CORPORATION



By:
Name:
Title:



By:
Name:
Title:


GENERAL ELECTRIC CAPITAL
CORPORATION



By:
Name:
Title:


FLEET BUSINESS CREDIT CORPORATION



By:
Name:
Title:


FLEET NATIONAL BANK (FORMERLY KNOWN AS
BANKBOSTON, N.A.)



By:
Name:
Title:


THE TORONTO-DOMINION BANK



By:
Name:
Title:


BLACK DIAMOND INTERNATIONAL
FUNDING, LTD


By:
Name:
Title:




3.1.4.    Capital Leases

Lessor/Assignor * Lease # * Effective Date * Maturity Date * Original
Cost * Lease Payment * Balance @ 6/30/00

CIT (KeyCorp Leasing) * 2/23/00-01 * 03/01/2000 * 02/28/2003 * 2,566,242
* 62,323 * 2,310,921
GE Capital (KeyCorp Leasing) * 2/23/00-02 * 03/01/2000 * 02/28/2003 *
5,434,010 * 131,968 * 5,038,104
Safeco Credit (KeyCorp Leasing) * 2/23/00-03 * 03/01/2000 * 02/28/2003 *
2,023,759 * 61,147 * 1,876,315
KeyCorp Leasing * 2/23/00-04 * 	03/01/2000 * 02/28/2003 * 2,517,851 *
49,148 * 2,370,406
TransAmerica * 1173-053-01 * 12/16/1999 * 12/16/2002 * 4,152,294* 100,841
* 3,547,246
TransAmerica * 1173-053-02 * 12/16/1999 * 12/16/2002 * 2,711,596 * 65,853
*2,382,331
TransAmerica * 1173-053-03 * 12/16/1999 * 12/16/2002 * 3,109,311 * 75,511
* 2,731,751
TransAmerica * 1173-053-04 * 12/23/1999 * 12/23/2002 * 2,956,308 * 71,796
 * 2,597,328
TransAmerica * 1173-053-05 * 12/23/1999 * 12/23/2002 * 2,555,372 * 62,059
* 2,245,077
TransAmerica * 1173-053-06 * 12/23/1999 * 12/23/2002 * 1,802,452 * 43,774
* 1,583,583
TransAmerica * 1173-053-07 * 12/23/1999 * 12/23/2002 * 1,608,012 * 39,051
* 1,412,753
TransAmerica * 1173-053-08 * 12/23/1999 * 12/23/2002 * 2,162,462 * 52,516
* 1,850,719
TransAmerica * 1173-053-09 * 12/23/1999 * 12/23/2002 * 1,677,130 * 40,730
* 1,473,478
TransAmerica * 1173-053-10 * 12/23/1999 * 12/23/2002 * 665,669 * 16,166 *
584,838
TransAmerica * 1173-053-11 * 12/23/1999 * 12/23/2002 * 2,444,961 * 59,377
* 2,148,073
TransAmerica * 1173-053-12 * 12/23/1999 * 12/23/2002 * 1,168,934 * 28,388
* 1,026,992
TransAmerica * 1173-053-13 * 12/23/1999 * 12/23/2002 * 684,628 * 16,626 *
601,495
TransAmerica * 1173-053-14 * 12/23/1999 * 12/23/2002 * 2,301,227 * 55,886
* 2,021,792
TransAmerica * 1173-016-01 * 01/01/2000 * 12/01/2003 * 10,311,987 *
186,493 * 9,193,027
Heller Financial * 1910092-09 * 03/01/1997 * 11/01/2000 * 5,058,350  *
121,578 * 1,212,720
Heller Financial * 1910092-10 * 03/01/1997 * 11/01/2000 * 2,547,260 *
61,224 * 610,696
Heller Financial * 1910092-11 * 03/01/1997 * 11/01/2000 * 2,395,374 *
57,574 * 574,284
Vision Information Services * 05/15/1998 * 07/01/1998 * 06/01/2001 *
270,254 * 9,694 * 98,696
Creekridge Capital (CFC Funding) * 6/8/98-02 * 03/01/1999 * 02/28/2002 *
95,424 * 3,079 * 57,437

Total Balance at 6/30/00 was $49,550,062.






 4.17.    Subsidiary Assets

As of May 31, 2000, the assets held by Hollywood Management Company were approximately as follows:

Cash (as permitted per Section 6.6.4)	$ (14,822,804)
Receivables	5,794,898
Prepaid Marketing Expenses	6,992,349
Furniture, Fixture and Equipment	28,314,048

     Total Assets	$  26,278,491





6.2(a).    Funded Debt

Indebtedness under the High Yield Notes, as of the
  Closing Date	$ 250,000,000
Indebtedness under the Credit Agreement, as of
  June 30, 2000	289,000,000





6.2(d).    Capital Leases

 Lessor/Assignor * Lease # * Effective Date * Maturity Date * Original
Cost * Lease Payment * Balance @ 6/30/00

CIT (KeyCorp Leasing) * 2/23/00-01 * 03/01/2000 * 02/28/2003 * 2,566,242
* 62,323 * 2,310,921
GE Capital (KeyCorp Leasing) * 2/23/00-02 * 03/01/2000 * 02/28/2003 *
5,434,010 * 131,968 * 5,038,104
Safeco Credit (KeyCorp Leasing) * 2/23/00-03 * 03/01/2000 * 02/28/2003 *
2,023,759 * 61,147 * 1,876,315
KeyCorp Leasing * 2/23/00-04 * 	03/01/2000 * 02/28/2003 * 2,517,851 *
49,148 * 2,370,406
TransAmerica * 1173-053-01 * 12/16/1999 * 12/16/2002 * 4,152,294* 100,841
* 3,547,246
TransAmerica * 1173-053-02 * 12/16/1999 * 12/16/2002 * 2,711,596 * 65,853
*2,382,331
TransAmerica * 1173-053-03 * 12/16/1999 * 12/16/2002 * 3,109,311 * 75,511
* 2,731,751
TransAmerica * 1173-053-04 * 12/23/1999 * 12/23/2002 * 2,956,308 * 71,796
 * 2,597,328
TransAmerica * 1173-053-05 * 12/23/1999 * 12/23/2002 * 2,555,372 * 62,059
* 2,245,077
TransAmerica * 1173-053-06 * 12/23/1999 * 12/23/2002 * 1,802,452 * 43,774
* 1,583,583
TransAmerica * 1173-053-07 * 12/23/1999 * 12/23/2002 * 1,608,012 * 39,051
* 1,412,753
TransAmerica * 1173-053-08 * 12/23/1999 * 12/23/2002 * 2,162,462 * 52,516
* 1,850,719
TransAmerica * 1173-053-09 * 12/23/1999 * 12/23/2002 * 1,677,130 * 40,730
* 1,473,478
TransAmerica * 1173-053-10 * 12/23/1999 * 12/23/2002 * 665,669 * 16,166 *
584,838
TransAmerica * 1173-053-11 * 12/23/1999 * 12/23/2002 * 2,444,961 * 59,377
* 2,148,073
TransAmerica * 1173-053-12 * 12/23/1999 * 12/23/2002 * 1,168,934 * 28,388
* 1,026,992
TransAmerica * 1173-053-13 * 12/23/1999 * 12/23/2002 * 684,628 * 16,626 *
601,495
TransAmerica * 1173-053-14 * 12/23/1999 * 12/23/2002 * 2,301,227 * 55,886
* 2,021,792
TransAmerica * 1173-016-01 * 01/01/2000 * 12/01/2003 * 10,311,987 *
186,493 * 9,193,027
Heller Financial * 1910092-09 * 03/01/1997 * 11/01/2000 * 5,058,350  *
121,578 * 1,212,720
Heller Financial * 1910092-10 * 03/01/1997 * 11/01/2000 * 2,547,260 *
61,224 * 610,696
Heller Financial * 1910092-11 * 03/01/1997 * 11/01/2000 * 2,395,374 *
57,574 * 574,284
Vision Information Services * 05/15/1998 * 07/01/1998 * 06/01/2001 *
270,254 * 9,694 * 98,696
Creekridge Capital (CFC Funding) * 6/8/98-02 * 03/01/1999 * 02/28/2002 *
95,424 * 3,079 * 57,437

Total Balance at 6/30/00 was $49,550,062.